QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(i)

SCIENTIFIC GAMES CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR RESTRICTED STOCK UNITS

THIS OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 PM EASTERN DAYLIGHT TIME ("EDT"), ON AUGUST 15, 2011,
UNLESS THE OFFER IS EXTENDED

        Scientific Games Corporation (the "Company," "Scientific Games," "we," "us" or "our") is offering eligible employees and directors the opportunity to exchange all (but not less than all) of their outstanding stock options with an exercise price greater than $11.99 that were granted before July 19, 2010, whether vested or unvested, for a lesser number of new restricted stock units ("RSUs"). We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units, which we refer to as this Offer to Exchange.

        If you participate in this offer, the number of RSUs you will receive will depend on the exchange ratios that have been established for the eligible options that you hold. These exchange ratios are set forth in Question and Answer Number 5 and Section 2 of this Option to Exchange. The website that we have established in connection with this offer will indicate, based on the eligible options you hold and their exchange ratios, how many new RSUs you would receive in exchange for your eligible options.

        If you are eligible to participate in this offer, you must elect whether to exchange your eligible options on an "all-or-none" basis. If you wish to exchange any of your eligible options, you must elect to exchange all of your eligible options (not just all options that are part of one grant, but all options of all grants that are eligible to be exchanged). If you have exercised a portion of an eligible option grant before the commencement of this offer, the portion of the option grant that has not yet been exercised will be eligible to be exchanged, together with your other eligible options.

        Promptly following the expiration of this offer, new RSUs will be granted in exchange for eligible options that are properly surrendered and accepted by us for exchange pursuant to this offer. New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs will vest on the later of the first anniversary of the acceptance date of this offer and the date on which the corresponding option would have vested, assuming you continue to be employed by Scientific Games or one of its subsidiaries through the vesting date (subject to accelerated vesting under certain circumstances, as discussed in Question and Answer Number 9 and Section 9 of this Offer to Exchange). The new RSUs will be governed by the terms and conditions of our 2003 Incentive Compensation Plan, as amended and restated (the "Plan"), and an RSU agreement between you and Scientific Games.

        If you choose not to participate in this offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the agreements and equity compensation plans under which they were originally granted.

        Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol "SGMS." On July 15, 2011, the closing price of our common stock was $9.86 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your eligible options.

        See "Risks of Participating in the Offer" beginning on page 20 for a discussion of risks and uncertainties that you should consider before participating in this offer.

        If you wish to participate in this offer, you must submit your election form via the option exchange website at https://www.sgmsoptionexchange.com before 11:59 PM EDT on August 15, 2011 (or such later time and date as may apply if we extend the offer). Information regarding how to log on to the option exchange website is set forth below in Question and Answer Number 10.

        If you are employed outside of the U.S., in addition to submitting the election form through the option exchange website, you must also print out a paper copy of your election form, sign it, and submit it to the Human Resources Department by facsimile to (770) 664-3846, or you may submit a scanned copy of your signed election form by email to sgequityadmin@scientificgames.com, in either case before 11:59 PM EDT on August 15, 2011 (or such later time and date as may apply if we extend the offer).

        If for any reason you are unable to access the option exchange website, you may call the Human Resources Department at (770) 825-4578 to request a paper copy of an election form (and other information from the option exchange website) and submit a signed copy of the election form to the Human Resources Department by facsimile to (770) 664-3846, or you may submit a scanned copy of your signed election form by email to sgequityadmin@scientificgames.com, in either case before 11:59 PM EDT on August 15, 2011 (or such later time and date as may apply if we extend the offer).

IMPORTANT

        NONE OF SCIENTIFIC GAMES, ITS BOARD OF DIRECTORS OR THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE, OR REFRAIN FROM EXCHANGING, YOUR ELIGIBLE OPTIONS FOR NEW RSUS IN THIS OFFER. YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO PARTICIPATE IN THIS OFFER AFTER TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. IF YOU HOLD ELIGIBLE OPTIONS AND ARE SUBJECT TO TAXATION OR SOCIAL INSURANCE CONTRIBUTIONS IN A COUNTRY OTHER THAN THE U.S., PLEASE REFER TO THE SCHEDULES ATTACHED TO THIS OFFER TO EXCHANGE FOR FURTHER DETAILS REGARDING INCOME TAX CONSEQUENCES, SOCIAL INSURANCE CONTRIBUTIONS AND OTHER ISSUES FOR EMPLOYEES SUBJECT TO TAXATION AND/OR SOCIAL INSURANCE CONTRIBUTIONS OUTSIDE THE U.S. WE ENCOURAGE YOU TO CONSULT YOUR PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL AND/OR TAX ADVISOR(S) AS YOU DEEM APPROPRIATE IF YOU HAVE QUESTIONS ABOUT YOUR FINANCIAL OR TAX SITUATION AS IT RELATES TO THIS OFFER.

        NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY DIFFERENT INFORMATION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY SCIENTIFIC GAMES.

        WE ARE NOT MAKING THIS OFFER IN ANY JURISDICTION WHERE THIS OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE AS OF WHICH IT IS SHOWN, OR IF NO DATE IS INDICATED OTHERWISE, THE DATE OF THIS OFFER. THIS OFFER TO EXCHANGE SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE.

        NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OR SERVICE OF SCIENTIFIC GAMES OR ANY SUBSIDIARY OF SCIENTIFIC GAMES OR TO AFFECT YOUR EMPLOYER'S OR SERVICE RECIPIENT'S RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND YOUR EMPLOYER, THE EMPLOYMENT RELATIONSHIP BETWEEN SCIENTIFIC GAMES AND EACH EMPLOYEE REMAINS "AT WILL."

        SCIENTIFIC GAMES RESERVES THE RIGHT TO AMEND OR TERMINATE THE PLAN AT ANY TIME. THE GRANT OF RESTRICTED STOCK UNITS UNDER THE PLAN AND THIS OFFER DO NOT IN ANY WAY OBLIGATE SCIENTIFIC GAMES TO GRANT ADDITIONAL RESTRICTED STOCK UNITS OR OTHER EQUITY AWARDS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN THE FUTURE. SCIENTIFIC GAMES DOES NOT CURRENTLY EXPECT TO MAKE AN OFFER TO EXCHANGE OPTIONS IN THE FUTURE. THE GRANT OF ANY RESTRICTED STOCK UNITS UNDER THE PLAN AND THIS OFFER ARE WHOLLY DISCRETIONARY IN NATURE AND ARE NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

 OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR RESTRICTED STOCK UNITS

TABLE OF CONTENTS

Title		Page
SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		1
RISKS OF PARTICIPATING IN THE OFFER		20
THE OFFER TO EXCHANGE		25
1.	Eligibility.	25
2.	Number of New RSUs Offered in the Option Exchange; "All-or-None" Participation Requirement; Completion Date; Acceptance Date; Evaluating Whether to Participate in the Offer.	26
3.	Purposes of the Offer and Reasons for Structure of the Offer.	32
4.	Procedures for Electing to Exchange Options.	33
5.	Withdrawal Rights and Change of Election.	35
6.	Acceptance of Options for Exchange; Grant of New RSUs.	36
7.	Conditions of the Offer.	37
8.	Price Range of Shares Underlying Eligible Options.	39
9.	Source and Amount of Consideration; Terms of New RSUs.	39
10.	Information Concerning Scientific Games.	44
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.	45
12.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.	47
13.	Legal Matters; Regulatory Approvals.	48
14.	Material Income Tax Consequences.	48
15.	Extension of Offer; Termination; Amendment.	51
16.	Fees and Expenses.	52
17.	Additional Information.	52
18.	Miscellaneous.	53
SCHEDULE A—Information Concerning the Executive Officers and Directors of Scientific Games Corporation		54
SCHEDULE B—Summary Financial Information of Scientific Games Corporation		55
SCHEDULES C—Guide to Tax Issues in the United Kingdom		56
SCHEDULE D—Guide to Tax Issues in Germany		58
SCHEDULE E—Guide to Tax Issues in Ireland		60
SCHEDULE F—Guide to Tax Issues in Sweden		62
SCHEDULE G—Guide to Tax Issues in Canada		64
SCHEDULE H—Guide to Tax Issues in Austria		66
SCHEDULE I—Guide to Tax Issues in Hungary		68
SCHEDULE J—Guide to Tax Issues in Australia		69

 SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

        The following are answers to some of the questions that you may have about this offer. You should read carefully this summary and the entire Offer to Exchange (including the schedules) and the other documents relating to this offer that are available on the option exchange website (https://www.sgmsoptionexchange.com). This offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Exchange (including the schedules) and the other related documents relating to this offer that are available on the option exchange website. Where appropriate, we have included in this summary references to relevant sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.
What is the offer?

A1.
This offer is a one-time, voluntary opportunity for eligible employees and directors to exchange all (but not less than all) of their outstanding stock options with an exercise price greater than $11.99 that were granted before July 19, 2010, whether vested or unvested, for a lesser number of new restricted stock units ("RSUs").

  See also: Sections 1 and 2 of this Offer to Exchange

Q2.
What are some key terms used in this Offer to Exchange?

A2.
Here are some key terms used in this Offer to Exchange:

"acceptance date"	The date on which we accept the tender of eligible options and grant new RSUs in exchange for the surrender and cancellation of the eligible options. We expect the acceptance date will be August 16, 2011, the business day following the completion date. If the completion date is extended, then the acceptance date similarly will be extended. In no event will the acceptance date be later than two business days after the completion date.
"active employee"
An employee of Scientific Games or one of its subsidiaries. Unless otherwise agreed by us, an employee is not an "active employee" if he or she (1) is on a leave that will result in a termination of employment with Scientific Games (or its applicable subsidiary), (2) has provided Scientific Games (or its applicable subsidiary) a notice of resignation or (3) has received a notice of termination of employment from Scientific Games (or its applicable subsidiary).
"commencement date"	July 19, 2011, the date this offer commences.
"completion date"
The date and time this offer expires. We expect that the completion date will be August 15, 2011, at 11:59 PM Eastern Daylight Time (EDT). We may extend the completion date in our sole discretion. If we extend this offer, the term "completion date" will refer to the time and date at which the extended offer expires.
"eligible employees and directors"
Active employees in eligible locations as of the commencement date who remain active employees in eligible locations through the completion date, as well as members of our Board of Directors serving at the commencement date and who remain in service through the completion date.

"eligible locations"	The countries where Scientific Games and its subsidiaries employ active employees.
"eligible option"	A stock option that:
• was granted prior to July 19, 2010;
• has a per share exercise price greater than $11.99; and
• remains outstanding and unexercised as of the completion date.

Wherever we use the term "option" in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.
"exchanged options"	Eligible options that, as of the completion date, eligible employees and directors elect to exchange for new RSUs pursuant to this offer.
"exchange ratio"
The number of eligible options of a given grant that you would surrender in exchange for each new RSU in the option exchange. An exchange ratio has been established for each separate option grant. In the case of eligible options held by our directors (including employees serving as directors), the exchange ratio for a particular option grant will be twice that which would apply to an identical option grant held by an eligible participant who is not a director (i.e., for a particular option grant, the number of eligible options that a director would surrender in exchange for each new RSU is double the number of eligible options that an employee who is not a director holding an identical option grant would surrender in exchange for each new RSU).
The exchange ratios are set forth in Question and Answer Number 5 and Section 2 of this Option to Exchange.
"exercise price"
The purchase price per share of the common stock underlying a stock option, which is typically equal to the average of the high and low sales prices of our common stock on the trading date immediately prior to the grant date, as reported on the Nasdaq Global Select Market. The exercise price is a fixed price per share at which you can purchase our common stock once the stock option vests.
"Fidelity"
Fidelity Stock Plan Services, LLC, which provides record-keeping and administrative services for our stock options and RSUs and will assist with this offer. Fidelity will be hosting the option exchange website.
"grant date"	The date an equity award, such as a stock option or RSU, is granted.
"intrinsic value"
Intrinsic value with respect to an option is the absolute value of the amount by which the trading price of our common stock exceeds the exercise price of the option. An "underwater" option has no intrinsic value because its exercise price is higher than the current trading price of the underlying common stock.

"new RSUs"	New restricted stock units (RSUs) that are granted to eligible employees and directors who choose to participate in this offer in exchange for the surrender and cancellation of their eligible options. The new RSUs will be governed by the terms and conditions of the Plan and an RSU agreement.
"offer"	The offer to exchange eligible options for new RSUs upon the terms and subject to the conditions set forth in this Offer to Exchange.
"Offer to Exchange"
This legal document entitled "Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units." This Offer to Exchange contains the terms and conditions of the offer and may be amended and supplemented from time to time.
"offering period"
The period between the commencement date and the completion date, during which eligible employees and directors can choose to exchange eligible options pursuant to this offer. Currently, the offering period is July 19, 2011 through 11:59 PM EDT on August 15, 2011, but is subject to change. We may extend the offering period and delay the completion date in our sole discretion.
"option exchange"	The exchange of eligible options for new RSUs pursuant to this offer.
"option exchange website"
The website portal where eligible employees and directors can review information regarding this offer and elect to participate in this offer or to withdraw from participation in this offer. The option exchange website also includes links to documents related to this Offer to Exchange. The web address for the option exchange website is:
https://www.sgmsoptionexchange.com.
"option expiration date"	The date a stock option expires and is no longer available for exercise. For Scientific Games, this is typically ten years following the grant date of a stock option.
"Plan"	The Scientific Games Corporation 2003 Incentive Compensation Plan (as amended and restated), as it may be further amended in accordance with its terms.
"restricted stock unit" or "RSU"
The right to receive shares of our common stock in the future, if the employee or director meets certain vesting conditions and subject to other terms and conditions set forth in the applicable equity compensation plan, the applicable award agreement and other relevant agreements and governing documents.
"RSU agreement"
The agreement governing the terms and conditions of the new RSUs, which will be comprised of (1) an equity award notice and (2) the Terms and Conditions of Equity Awards to Key Employees (or Non-Employee Directors, as applicable), the forms of which are available on the option exchange website.
"SEC"	The United States Securities and Exchange Commission.
"underwater"	Stock options that have an exercise price that is higher than the current trading price of our common stock are considered to be underwater.

"vesting date"	The date on which a portion of your stock option grant vests and becomes available for exercise or a portion of your RSU grant vests and shares are delivered in settlement. Once each RSU vests, it is settled by delivery of one share of our common stock that you can hold, transfer or sell.
Q3.
How do I know whether I am eligible to participate in this offer?

A3.
You will be eligible to participate in this offer if:

  •
  you are an active employee serving in an eligible location or a director of Scientific Games on the commencement date;

  •
  you remain an active employee serving in an eligible location or a director of Scientific Games through the completion date; and

  •
  you have at least one eligible option.

  Subject to the foregoing, directors and executive officers of Scientific Games are permitted to participate in this offer.

  See also: Section 1 of this Offer to Exchange

Q4.
Which of my options are eligible for this offer?

A4.
Your eligible options are those options to purchase shares of our common stock that have an exercise price greater than $11.99 per share, were granted before July 19, 2010, and remain outstanding and unexercised as of the completion date, currently expected to be August 15, 2011.

  Please refer to the option exchange website at https://www.sgmsoptionexchange.com, which lists your eligible options, the grant date of your eligible option awards, the vesting dates of your eligible options, the exercise price of your eligible options and the option expiration dates of your eligible options, as well as other information necessary to make an informed decision regarding the offer.

  See also: Section 1 of this Offer to Exchange

Q5.
If I am eligible and choose to participate in the offer, how many new RSUs will I receive for the eligible options that I exchange?

A5.
If you are eligible and choose to participate in the offer, the number of new RSUs you will receive in exchange for your eligible options will be based on the exchange ratios set forth below. The option exchange website will indicate, based on the eligible options you hold and their exchange ratios, how many new RSUs you would receive in exchange for your eligible options.

  These exchange ratios were established using a standard but complicated option valuation method called "Black-Scholes," which takes into account a number of inputs and assumptions relating to the eligible options, including our current stock price, the exercise price of the eligible option, a "risk-free" interest rate, a volatility measure related to our stock price and the remaining term of the option. Our Compensation Committee sought to establish exchange ratios that reflected eligible option values that:

    •
    it believed to be fair to non-director employees;

    •
    reflect inputs and assumptions that, as much as practicable, are based on those inputs and assumptions that would be used by market professionals in buying and selling options relating to our common stock; and

    •
    represent exchange values that did not exceed the accounting value of the eligible options at the time the exchange ratios were established in order to comply with the terms of the option exchange approved by our stockholders and so that we are unlikely to incur accounting expense as a result of the option exchange.

  The inputs and assumptions used to establish the exchange ratios differ from the inputs and assumptions used by us in valuing our stock options for accounting purposes. In particular, for purposes of establishing the exchange ratios, we used implied stock price volatility estimates based in part on the pricing of our traded options rather than the historical stock price volatility measures that we use in valuing stock options for accounting purposes. These inputs and assumptions yielded a substantially lower valuation for each eligible option than would have resulted by applying our accounting-based inputs and assumptions.

  In the case of eligible options held by our directors, including our three employee directors (our Chairman of the Board and Chief Executive Officer, our Vice Chairman and Chief Administrative Officer, and our Chief Executive Officer—Asia-Pacific Region), the exchange ratio for a particular option grant will be twice that which would apply to an identical option grant held by an eligible participant who is not a director (i.e., for a particular option grant, the number of eligible options that a director would surrender in exchange for each new RSU is double the number of eligible options that an employee who is not a director holding an identical option grant would surrender in exchange for each new RSU). Accordingly, the exchange ratios that apply to eligible options held by our directors (including employees serving as directors) value each such eligible option at 50% of the value ascribed to the eligible option under the exchange ratio valuation methodology described above, and therefore is a value substantially lower than both the value that would have resulted by applying our accounting-based inputs and assumptions and the value that would apply to an identical eligible option held by a non-director employee for purposes of this offer.

  The value of each new RSU for purposes of establishing the exchange ratios was the fair market value of a share of our common stock. This value was deemed to be $9.98 per new RSU, which is the average of the high and low sales prices per share of our common stock on July 15, 2011, the trading day immediately preceding the date the exchange ratios were set. For purposes of recognizing accounting expense, if any, relating to the grant of new RSUs in exchange for exchanged options, the fair value of RSUs will be determined at the acceptance date. No adjustment to the exchange ratios will be made regardless of changes in the market price of our common stock, unless we modify this offer and issue a modified Offer to Exchange.

  The option valuation methodology reflected in the exchange ratios below can only estimate the value of the eligible options because there is no trading market for these eligible options, and information derived from the relatively thin trading market in options relating to our common stock may not provide an accurate measure of the value of eligible options. As indicated above, the valuation methodology incorporated numerous assumptions and, although applied as of July 18, 2011, will govern the terms of the exchange of eligible options for new RSUs that will occur on or after August 16, 2011, at which time the value of the eligible options and the value of the new RSUs may differ from the values ascribed to such awards under the valuation methodology used to determine the exchange ratios.

  No fractional new RSUs will be granted in the option exchange. Any fractional new RSUs resulting from application of the exchange ratio will be eliminated by rounding down to the nearest whole RSU. Rounding will apply separately to the new RSUs resulting from each separate vesting tranche of eligible options (that is, each portion of an eligible option grant that has a distinct vesting date), except that all previously vested eligible options of a particular grant will be grouped together for purposes of applying the exchange ratio and rounding down to the nearest whole new RSU.

  Exchange Ratios For Eligible Options Held by Employees Who are Not Directors

  The exchange ratios for eligible options held by eligible employees who are not directors of Scientific Games and related information are set forth in the table below.

Exercise Price of Eligible Options	Eligible Options Grant Date	Number of Eligible Options to be Exchanged for Each New RSU	Dollar Value of Each Eligible Option Based on Fair Value of One New RSU at July 18, 2011*
$12.21	2/23/2009	2.35	$4.25
12.41	4/1/2009	2.35	4.25
14.08	12/1/2009	2.47	4.04
14.52	3/8/2010	2.46	4.06
15.26	1/11/2010	2.68	3.72
15.34	12/1/2008	3.05	3.27
15.57	2/25/2004	9.08	1.10
15.65	2/22/2010	2.70	3.70
15.96	12/8/2003	10.35	0.96
16.29	1/19/2004	10.25	0.97
16.94	9/7/2004	8.68	1.15
17.47	10/8/2008	3.49	2.86
17.88	3/10/2008	4.02	2.48
18.19	1/21/2008	4.20	2.38
18.84	9/28/2004	10.81	0.92
20.05	4/20/2004	15.68	0.64
20.55	4/1/2008	4.73	2.11
21.27	2/26/2008	5.02	1.99
21.55	5/5/2005	11.61	0.86
22.53	1/10/2005	13.95	0.72
22.67	4/1/2005	13.50	0.74
22.92	9/29/2008	4.88	2.05
23.15	12/9/2004	15.55	0.64
27.68	12/15/2005	14.94	0.67
28.20	1/9/2006	15.05	0.66
29.18	8/8/2005	20.04	0.50
29.49	11/1/2005	18.17	0.55
29.86	7/31/2008	7.06	1.41
30.08	7/1/2008	7.09	1.41
30.63	8/15/2005	21.37	0.47
30.86	1/23/2006	17.25	0.58
31.00	1/9/2008	8.42	1.19
31.17	10/4/2006	12.98	0.77
31.56	12/18/2006	12.25	0.81
31.79	2/1/2006	18.17	0.55
31.99	2/23/2006	17.88	0.56
32.79	3/15/2006	18.34	0.54
32.82	6/24/2008	8.05	1.24
33.08	8/27/2007	10.44	0.96
33.74	8/2/2006	16.26	0.61
33.94	2/27/2007	13.00	0.77
34.59	7/1/2007	11.87	0.84
34.66	6/25/2007	11.98	0.83
34.88	9/12/2007	11.47	0.87

Exercise Price of Eligible Options	Eligible Options Grant Date	Number of Eligible Options to be Exchanged for Each New RSU	Dollar Value of Each Eligible Option Based on Fair Value of One New RSU at July 18, 2011*
$34.91	8/1/2007	11.69	$0.85
35.16	7/9/2007	12.11	0.82
35.42	4/10/2006	20.93	0.48
37.04	6/1/2007	13.80	0.72
37.47	4/20/2006	23.38	0.43
38.69	5/3/2006	24.65	0.40

*
The value of a new RSU at July 18, 2011 was deemed to be $9.98, the average of the high and low trading prices of our common stock on July 15, 2011. For all eligible options, the dollar value shown in this column represents between 24% and 96% of the eligible options' value at July 18, 2011 determined under our accounting methodology.

  Exchange Ratios For Eligible Options Held by Directors

  The exchange ratios for options held by eligible employees who are directors of Scientific Games and by eligible non-employee directors of Scientific Games are set forth in the table below, together with related information. As discussed above, the exchange ratio for a particular option grant will be twice that which would apply to an identical option grant held by an eligible participant who is not a director (i.e., for a particular option grant, the number of eligible options that a director would surrender in exchange for each new RSU is double the number of eligible options that an employee who is not a director holding an identical option grant would surrender in exchange for each new RSU).

Exercise Price of Eligible Options	Eligible Options Grant Date	Number of Eligible Options to be Exchanged for Each New RSU	Dollar Value of Each Eligible Option Based on Fair Value of One New RSU at July 18, 2011*
$12.21	2/23/2009	4.69	$2.13
14.37	4/22/2010	4.84	2.06
14.76	11/19/2003	17.29	0.58
15.65	2/22/2010	5.40	1.85
15.96	12/8/2003	20.71	0.48
18.02	10/26/2009	6.42	1.55
21.27	2/26/2008	10.04	0.99
23.15	12/9/2004	31.09	0.32
27.01	7/1/2005	35.42	0.28
27.68	12/15/2005	29.88	0.33
29.80	9/7/2005	40.25	0.25
31.16	9/14/2005	42.47	0.23
31.99	2/23/2006	35.75	0.28
33.43	1/2/2008	18.97	0.53
33.94	2/27/2007	26.01	0.38

*
The value of a new RSU at July 18, 2011 was deemed to be $9.98, the average of the high and low trading prices of our common stock on July 15, 2011. For all eligible options, the dollar value shown in this column represents between 12% and 48% of the eligible options' value at July 18, 2011 determined under our accounting methodology.

    Example

    This example applies to an eligible employee who is not a director of Scientific Games. Using the first table above, if you hold eligible options granted on February 26, 2008 to purchase a total of 1,000 shares of our common stock for a per share exercise price of $21.27 subject to a five-year vesting schedule, you would receive 197 new RSUs as of the acceptance date. To calculate this amount, (1) divide the 600 shares subject to the eligible option grant that have already vested by 5.02 (the exchange ratio for this particular eligible option grant) and round down to the nearest whole RSU (which equals 119 new RSUs), (2) divide the 200 shares subject to the eligible option grant that are scheduled to vest on February 26, 2012 by 5.02 and round down to the nearest whole RSU (which equals 39 new RSUs) and (3) divide the 200 shares subject to the eligible option grant that are scheduled to vest on February 26, 2013 by 5.02 and round down to the nearest whole RSU (which equals 39 new RSUs).

  You will not have to calculate the number of new RSUs you would receive for your eligible options in the option exchange. The option exchange website lists the number of new RSUs you are eligible to receive for each of your eligible options and the aggregate number of new RSUs you would receive if you elect to participate in the offer.

  See also: Section 2 of this Offer to Exchange

Q6.
Does the "all-or-none" requirement mean that I cannot choose which eligible options I want to exchange?

A6.
Yes. If you hold more than one eligible option, you must elect whether to exchange your eligible options on an "all-or-none" basis. If you wish to exchange any of your eligible options, you must elect to exchange all of your eligible options (not just all options that are part of one grant, but all options of all grants that are eligible to be exchanged). If you have exercised a portion of an eligible option grant before the commencement of this offer, only the portion of the option grant that has not yet been exercised will be eligible to be exchanged, together with your other eligible options.

  See also: Section 2 of this Offer to Exchange

Q7.
Am I required to participate in this offer?

A7.
No. Participation in this offer is completely voluntary. If you choose not to participate in this offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the agreements and equity compensation plans under which they were originally granted, except that, if you hold incentive stock options and the completion date of this offer is extended from August 15, 2011 to a date later than August 17, 2011, the effect of this offer will be to require that, if you wish to qualify for more favorable incentive stock option tax treatment, you not dispose of the option shares for two years from the commencement date (July 19, 2011).

  See also: Sections 2 and 14 of this Offer to Exchange

Q8.
If I choose to participate in this offer, when will I receive my new RSUs?

A8.
The grant date of the new RSUs will be the acceptance date. We expect the acceptance date will be August 16, 2011, the business day following the completion date. If the completion date is extended, then the acceptance date similarly will be extended. In no event will the acceptance date be later than two business days after the completion date.

  Please note that it may take several days from the acceptance date for the grant of new RSUs to be reflected in your online account with Fidelity. Please review and accept your grant documents in your online account with Fidelity. If your account has not been updated for the new RSUs within ten days following the completion date, please contact our Human Resources Department at sgequityadmin@scientificgames.com.

  You will receive the shares of our common stock subject to your new RSUs if and when your new RSUs become vested.

  See also: Sections 6 and 9 of this Offer to Exchange

Q9.
When will my new RSUs vest?

A9.
If you decide to exchange your eligible options, your new RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the exchanged option grant was fully vested. Instead, the new RSUs granted in the option exchange will generally have a vesting period that ends on the later of one year from the date of grant (the acceptance date) and the original stated vesting date of the corresponding exchanged options (subject to accelerated vesting in limited circumstances as discussed below).

  Thus, if you exchange an eligible option that previously has vested or would become vested on or before the first anniversary of the acceptance date, assuming you remain employed by or in service to us, the new RSUs will become vested on the first anniversary of the acceptance date (if, as currently expected, the completion date is August 15, 2011 and the acceptance date is August 16, 2011, that vesting date would be August 16, 2012). If you exchange an eligible option that has a stated vesting date after the first anniversary of the acceptance date, assuming you remain employed by or in service to us, your new RSUs granted in exchange for that eligible option will become vested on the same stated vesting date as would have applied to the corresponding exchanged option.

    Example 1:

    Assume that an eligible employee (who is not a director) elects to exchange an eligible option grant covering 1,000 shares (all of which options remain unexercised) with an exercise price of $21.27 per share and the following vesting schedule:

    200 shares vested on February 26, 2009
    200 shares vested on February 26, 2010
    200 shares vested on February 26, 2011
    200 shares scheduled to vest on February 26, 2012
    200 shares scheduled to vest on February 26, 2013

    Assume that the eligible employee surrenders the eligible option grant and, in accordance with the exchange ratios listed in Question and Answer Number 5 and Section 2 of this Offer to Exchange, receives 197 new RSUs on August 16, 2011 (the expected acceptance date). Subject to the eligible employee remaining employed by us through each such relevant date, the vesting schedule of the new RSUs will be as follows:

    158 new RSUs scheduled to vest on August 16, 2012
    39 new RSUs scheduled to vest on February 26, 2013

    Example 2:

    Assume that an eligible employee (who is not a director) elects to exchange an eligible option grant covering 1,000 shares (all of which options remain unexercised) with an exercise price of $27.68 per share and all of the options that are part of such grant have vested.

    Assume that the eligible employee surrenders the eligible option grant and, in accordance with the exchange ratios listed in Question and Answer Number 5 and Section 2 of this Offer to Exchange, receives 66 new RSUs on August 16, 2011 (the expected acceptance date). All of the new RSUs will be scheduled to vest on August 16, 2012, subject to the eligible employee remaining employed by us through such date.

  New RSUs granted in the option exchange will vest only if the holder remains in continuous service as an employee or director who is eligible for vesting under the terms and conditions of the Plan and the applicable RSU agreement and other relevant Scientific Games policies, as each may be amended from time to time, except in limited circumstances. Generally, new RSUs that are not vested at termination of continuous service to Scientific Games and its subsidiaries, as determined in accordance with the Plan and the applicable RSU agreement, will be forfeited. Regardless of the other vesting terms of your options, the new RSUs will be subject to accelerated vesting in the event of your death or termination of employment or service due to "disability" (as defined in the RSU agreement) prior to the stated vesting date, or upon the occurrence of a "change in control" (as defined in the Plan) prior to the stated vesting date, but the terms of the new RSUs will not be subject to accelerated vesting for any other reason except that, if more favorable vesting terms are required under an employment agreement between us and the eligible employee, those terms will apply to that employee's new RSUs as well.

  The new stated vesting dates for the new RSUs will be listed with your eligible options on the option exchange website.

  See also: Section 9 of this Offer to Exchange

Q10.
How do I participate in this offer?

A10.
If you choose to participate in this offer, you must take action no later than 11:59 PM EDT on August 15, 2011 (or such later time and date as may apply if we extend the completion date).

  •
  First, you need to learn about this offer—what it is, whether you are eligible and which stock options are eligible to be exchanged.

  •
  Next, evaluate your eligible options. You will be able to review your eligible options and how many new RSUs you would receive in the option exchange on the option exchange website. Keep in mind that you can exchange all or none of your eligible options for new RSUs. In other words, you are not permitted to choose to exchange some eligible options but not others. To assist in your evaluation, the exchange offer website contains a calculator tool that allows you to enter hypothetical future stock prices to see the stock price's effect on the potential future values of your eligible options or new RSUs, as discussed more fully in Question and Answer Number 14 and Section 2 of this Offer to Exchange.

  •
  Lastly, if you wish to participate in this offer, make your election during the offering period (i.e., between the commencement date and the completion date). Just follow these simple steps:

  1.
  Log on to the option exchange website at https://www.sgmsoptionexchange.com.

      2.
      Enter your username, date of birth, and login password. Your username is your full Scientific Games corporate email address (or, in the case of directors, the email address to which Company-related communications are sent). Your initial login password, if you are a U.S.-based employee, is your employee identification number (this can be found on your paycheck stub). If you are employed outside the U.S. or are a director, you will be provided with your initial login password in a separate email to you from the Human Resources Department. If you have previously registered and assigned yourself a password, use that password. When you have entered the above information, click "Login".

      If you do not have your login information, please contact the plan record-keeper, Fidelity Stock Plan Services.

      •
      U.S. employees and directors may call 1-800-544-9354 between the hours of 5:00 p.m. EDT on Sunday and midnight EDT on Friday.

      •
      International employees may call 1-800-544-0275 along with their access code Monday through Friday, 8:00 a.m. to 8:00 p.m., local time.

      3.
      Complete and submit your election form.

  If you hold more than one eligible option, you must elect whether to exchange your eligible options on an "all-or-none" basis. See Question and Answer Number 6 above. If you are eligible to participate in this offer, the option exchange website will list all of your eligible options.

  Confirmation statements for submissions through the option exchange website may be obtained by clicking on the "Print Confirmation" button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

  If you are employed outside of the U.S., in addition to submitting the election form through the option exchange website, you must also print out a paper copy of your election form, sign it, and submit it to the Human Resources Department by facsimile to (770) 664-3846, or you may submit a scanned copy of your signed election form by email to sgequityadmin@scientificgames.com, in either case before 11:59 PM EDT on August 15, 2011 (or such later time and date as may apply if we extend the offer).

  If for any reason you are unable to access the option exchange website, you may call the Human Resources Department at (770) 825-4578 to request a paper copy of an election form (and other information from the option exchange website) and submit a signed copy of the election form to the Human Resources Department by facsimile to (770) 664-3846, or you may submit a scanned copy of your signed election form by email to sgequityadmin@scientificgames.com, in either case before 11:59 PM EDT on August 15, 2011 (or such later time and date as may apply if we extend the offer).

  If your election or withdrawal is received by us via facsimile, we intend to confirm the receipt of your election and/or any withdrawal by email. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

  Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted, and will not be accepted.

  The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Scientific Games by the deadline will be accepted.

  You can change your election at any time during the offering period; however, the last election that you make, if any, before 11:59 PM EDT on the completion date will be final.

  See also: Section 4 of this Offer to Exchange

Q11.
Why is Scientific Games making this offer?

A11.
Our equity incentive compensation programs (e.g., stock options, RSUs) link our employees' financial interests to those of our stockholders, and provide a way for our employees to share in our long-term success.

  For a number of years, the lottery industry has been characterized by intense price-based competition, which has resulted in us losing a number of lottery contracts or retaining such contracts on less favorable economic terms. Since 2008, unfavorable general economic conditions, including lower consumer spending, have also had a negative effect on our business. In recent years, we have focused on mitigating these unfavorable industry and economic conditions by reducing operating expenses and capital expenditures. In addition, our return on invested capital has declined in recent years. Our stock price, which we believe is highly correlated to our return on invested capital, has declined from $39.92 in October 2007 to a low of $6.77 in November 2010. On July 15, 2011, the closing price of our common stock was $9.86 per share. This lower stock price has resulted in a large majority of our outstanding options being underwater—making such options less effective in helping us meet our goals.

  By making this offer, we intend to provide eligible employees and directors with the opportunity to receive RSUs that are more certain to provide compensatory income than the underwater options. As such, we believe this offer provides a valuable means to retain and motivate eligible employees and directors whose energy and dedication is needed to generate renewed revenue and earnings growth and create stockholder value, without significant additional accounting expense to us.

  We also believe that this offer could enhance stockholder value by substantially reducing the total number of shares subject to outstanding equity awards, thereby reducing potential future dilution. In addition, successful completion of this offer and the resulting "recapture" of shares available for grant under the Plan resulting from the cancellation of tendered eligible options, combined with the amendments to the Plan approved by our stockholders at our 2011 annual meeting, should enable us to operate our equity program through 2013 (based on the terms of our equity program and current assumptions).

  See also: Section 3 of this Offer to Exchange

Q12.
Will the terms and conditions of my new RSUs be the same as my exchanged options?

A12.
No. As described in the table below, RSUs are a different type of award than options, and so the terms and conditions of the new RSUs necessarily will be different from the exchanged options. New RSUs will be granted under the Plan and will be subject to an RSU agreement. The Plan and the form of RSU agreement are available on the option exchange website and are also incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. The Schedule TO and the exhibits thereto are available on the SEC website at www.sec.gov.

  The vesting schedule of new RSUs may be different from the vesting schedule of the exchanged options. In addition, the tax treatment of the new RSUs will differ significantly from the tax treatment of the exchanged options.

  The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs
What they are	The right to purchase a fixed number of shares of our common stock at a fixed exercise price for a fixed period of time.	The right to receive shares of our common stock in the future without payment of an exercise price.
How they work
Once a stock option vests, you can exercise the vested portion at any time until the option expiration date. Exercising an option means you buy the stock at the exercise price set on the grant date. The exercise price represents 100% of the fair market value of the underlying shares on the grant date, so options yield value only if the stock price appreciates from its value at the grant date.
Once an RSU vests, a share of our stock is delivered to you without your paying any amount for it (your services during the vesting period represent the payment for the shares).

An RSU has value equal to our current stock price. Once our stock is delivered to you following the vesting of the RSU, you can either keep it as an investment or sell it.
	If the price of our stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (net of taxes).	You recognize ordinary income as the RSUs vest, at which time withholding for applicable taxes will apply if you are an employee.

Upon exercise of the stock option, you generally recognize ordinary income to the extent the fair market value of the shares you receive upon exercise exceeds the exercise price (at which time withholding for taxes associated with the gain on exercise will apply if you are an employee), unless the option is a tax-favored "incentive stock option."
However, when our stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.
Example (assumes vested options and RSUs and no taxes)	If you are awarded a stock option with a per share exercise price of $10 and our stock price subsequently increases to $15, the option will be worth $5 if exercised on that later date.	If the stock price on the grant date of your RSU is $10, and our stock price subsequently increases to $15, each RSU will be worth $15 as of that later date.
	If you are awarded a stock option with a per share exercise price of $10 and our stock price subsequently decreases below $10, the option will have no intrinsic value at that time.	If the stock price on the grant date of your RSU is $15, and our stock price subsequently decreases to $10, each RSU will be worth $10 as of that later date.

  See also: Sections 9 and 14 this Offer to Exchange

Q13.
Do I have to pay for new RSUs?

A13.
You do not have to make any cash payment to us to receive a grant of new RSUs in exchange for your exchanged options, nor do you have to pay us to receive the shares of our common stock deliverable to you in settlement of the new RSUs when they become vested; however, you may have taxes due upon your receipt of the shares in settlement of the new RSUs.

  Please also note that you will incur brokerage and/or wire fees in the event you decide to sell the shares of our common stock issued to you upon vesting of your new RSUs.

  See also: Sections 9 and 14 of this Offer to Exchange

Q14.
How do I decide whether I should participate in the offer?

A14.
First, review all of the materials provided to you in connection with this offer, including this summary. These materials can all be found on the option exchange website (at

  https://www.sgmsoptionexchange.com) and in, or filed as exhibits to, the Schedule TO with which this Offer to Exchange has been filed. The Schedule TO and the exhibits thereto are available on the SEC website at www.sec.gov.

  In addition to reviewing the materials, please note the following:

    1.
    This offer is not a one-for-one exchange. You will receive fewer new RSUs than the number of eligible options you surrender in the option exchange.

    2.
    RSUs provide value upon vesting even if our stock price does not increase after the grant date. However, because the exchange ratios for the option exchange are not one-for-one, it is possible that, at some point in the future, options you have exchanged could have become economically more valuable than the new RSUs received by you pursuant to the option exchange. This would occur if the market price of our common stock has risen to a level so that at least some of your eligible options would no longer be underwater.

    The exchange offer website contains a calculator tool that allows you to enter hypothetical future stock prices to see the effect of such stock prices on the potential future values of your eligible options or new RSUs. Note that the tool calculates only hypothetical values, and does not predict the actual or future value of our stock, your eligible options or any new RSUs you may receive in exchange for eligible options. The values generated by the calculator tool depend on your estimate of the future value of our stock. Moreover, the calculator does not take into account other relevant factors that may affect future values such as (1) the time within which the future stock price might be reached and whether that time is before the option expiration date of your eligible options, (2) the amount and timing of taxes you would pay in connection with eligible options or new RSUs, (3) the risk that your employment or service with us might terminate before the vesting of unvested eligible options or new RSUs or before the option expiration date of eligible options, resulting in forfeiture of the awards or early expiration of the eligible options, and (4) other relevant factors. The calculator is being made available to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for the grant of new RSUs as compared to retaining your eligible options, based solely on potential future prices of our stock. The calculator is only an aid and does not in any way change or supplement the terms of the offer, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

    3.
    New RSUs granted in the option exchange will be subject to new longer vesting schedules than any eligible options that previously have vested or would have become vested within one year after the acceptance date.

    4.
    Remember to consider taxes and Social Security and Medicare (or other social insurance contributions). In general, your new RSUs will be taxed, including Social Security and Medicare taxes (or other social insurance contributions), when they vest. In general, such taxes are due on options only at the time of exercise (or in the case of incentive stock options, upon disposition of the option shares), which allows you to control the timing of these tax events. But taxation and social insurance contribution rules vary from country to country, so you will want to review carefully all of the documents provided in connection with this Offer to Exchange. If you are a resident of or subject to the tax laws in more than one country (including in the case in which you have worked in more than one country since the granting of your eligible options), you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you.

  Please also note that no one from Scientific Games is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in this Offer to Exchange or the documents referenced in this Offer to Exchange. You must make your own personal decision as to whether or not to participate in this offer. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) for further advice.

  See also: Sections 2, 9 and 14 of this Offer to Exchange, Schedules C through J of this Offer to Exchange (which contain country-specific tax disclosures) and "Risks of Participating in this Offer" in this Offer to Exchange

Q15.
When will my exchanged options be cancelled?

A15.
Your exchanged options will be cancelled as of the acceptance date (expected to be the business day following the completion date). If this offer is extended and the completion date is delayed, the acceptance and cancellation of your exchanged options will be correspondingly delayed. Exchanged options that are cancelled will no longer be displayed through your online account with Fidelity following their cancellation.

  See also: Section 6 of this Offer to Exchange

Q16.
Will I be required to give up all of my rights under the exchanged options?

A16.
Yes, if you elect to participate in this offer and we accept the eligible options you surrender for exchange. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those exchanged options. We will cancel all exchanged options as of the acceptance date. However, if the completion date is delayed, the date the exchanged options would be accepted and cancelled will be correspondingly delayed.

  See also: Section 6 of this Offer to Exchange

Q17.
After I have elected to exchange eligible options, is there anything I must do to receive new RSUs after the acceptance date?

A17.
No. Once your exchanged options have been surrendered and cancelled pursuant to this offer, you do not need to take additional action in order to receive your new RSUs. Your new RSUs will be granted to you as of the acceptance date. If this offer is extended and the completion date is delayed, the date on which new RSUs are accepted and granted will be correspondingly delayed. In order to receive the shares underlying the new RSU grant, you generally must remain in continuous service as an employee (or director) and eligible for vesting under the Plan and the RSU agreement through the applicable vesting date(s).

  Please note that it may take several days from the acceptance date for the grant of new RSUs to be reflected in your online account with Fidelity. Please review and accept your grant documents in your online account with Fidelity.

  See also: Section 9 of this Offer to Exchange

Q18.
Do I need to exercise my new RSUs in order to receive shares?

A18.
Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your new RSUs vest in accordance with the vesting schedule set forth in the applicable RSU agreement, you will automatically receive the shares subject to the new RSUs promptly thereafter (less taxes, if applicable). Generally, new RSUs that do not vest will be forfeited to Scientific Games, as determined in accordance with the Plan and the RSU agreement.

  See also: Section 9 of this Offer to Exchange

Q19.
Can I exchange shares of Scientific Games common stock that I acquired pursuant to Scientific Games' Employee Stock Purchase Plan or otherwise?

A19.
No. This offer relates only to eligible options to purchase shares of our common stock. You may not exchange any rights under the Employee Stock Purchase Plan, shares of our common stock (including without limitation any shares that you may have acquired pursuant to the Employee Stock Purchase Plan) or any equity awards (other than eligible options) in this offer.

  See also: Section 1 of this Offer to Exchange

Q20.
Will I have to pay taxes if I participate in this offer?

A20.
If you are subject to U.S. tax law and participate in this offer, we believe that you generally will not be required to recognize income for federal income taxes, Social Security and Medicare or other social insurance contributions or other tax purposes at the time of the exchange or as a result of the grant of new RSUs. Participants subject to U.S. tax law generally will recognize income for federal income tax, Social Security and Medicare (or other social insurance contributions) and other tax purposes when the new RSUs vest and the shares underlying the new RSUs are delivered to you.

  Employees in Canada will likely be subject to taxation if they elect to exchange their eligible options for new RSUs.

  Non-U.S. employees should review the tax information attached to this Offer to Exchange in Schedules C through J (as applicable) for information on tax consequences of this offer.

  You should consult with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different income tax, social insurance contributions and other tax consequences that may apply to you.

  If your eligible options were granted while you were employed in one jurisdiction and you now work for Scientific Games in another jurisdiction, you may be subject to income taxes, social insurance contributions and other taxes at the time of the exchange in the jurisdiction in which the eligible option was originally granted. You should consult with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine the tax effect of your individual circumstances.

  See also: Section 14 of this Offer to Exchange and Schedules C through J of this Offer to Exchange (which contain country-specific tax disclosures)

Q21.
What happens to my eligible options if I choose not to participate in this offer or my eligible options are not accepted for exchange?

A21.
If you choose not to participate in this offer or your eligible options are not accepted for exchange, your eligible options will remain outstanding until they are exercised or expire by their terms. Your eligible options will retain their current exercise prices, retain their current vesting schedules and retain all of the other terms and conditions as set forth in the relevant equity compensation plans and agreements related to such eligible options.

  See also: Section 6 of this Offer to Exchange

Q22.
May I change my mind and withdraw from the offer?

A22.
Yes. You may change your mind after you have made your election and withdraw eligible options at any time before 11:59 PM EDT on the completion date by changing your existing election. To change your existing election, you must follow the same steps as making an initial election, as discussed above in Question and Answer Number 10.

  Upon submission of a new election, your prior election will be null and void.

  Please note that the last valid election, if any, that you make before 11:59 PM EDT on the completion date will be final.

  See also: Sections 4 and 5 of this Offer to Exchange

Q23.
What if I withdraw my election and then decide again that I want to participate in the Option Exchange Program?

A23.
If you have withdrawn your election to participate and then decide again that you would like to participate in the offer, you may re-elect to participate by submitting a new properly completed election before 11:59 PM EDT on the completion date in the manner discussed above in Question and Answer Number 10.

  Please note that the last valid election, if any, that you make before 11:59 PM EDT on the completion date will be final.

  See also: Sections 4 and 5 of this Offer to Exchange

Q24.
If Scientific Games extends or changes this offer, how will you notify me?

A24.
If Scientific Games extends or otherwise changes this offer, Scientific Games will issue a press release, email and/or other form of communication disclosing the extension no later than 9:00 a.m. EDT on the next U.S. business day following the previously scheduled completion date.

  See also: Sections 2 and 15 of this Offer to Exchange

Q25.
Are there any conditions to this offer?

A25.
Yes. The completion of this offer and acceptance of tendered eligible options is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may elect to do so in our sole discretion.

  This offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees and directors participating.

  See also: Section 7 of this Offer to Exchange

Q26.
What if Scientific Games is acquired by another company?

A26.
Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the completion date, you may choose to withdraw any eligible options which you tendered for exchange and your options will be treated in accordance with the applicable equity compensation plans and agreements.

  Further, if we are acquired prior to the completion date, we will have the right to terminate the offer (as further described in Section 7 of this Offer to Exchange), in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option award agreement and you will receive no new RSUs in exchange for them pursuant to the offer. If we are acquired prior to the completion date but do not terminate the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new RSUs, including any adjustments to the number of shares that will be subject to the new RSUs. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new RSUs covering more or fewer shares of the acquirer's common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

  Our outstanding equity awards (including eligible options) are generally subject to accelerated vesting upon the occurrence of a "change in control" (as defined in the applicable plan under which the awards were granted) prior to the stated vesting date of the awards. A recent amendment to the Plan approved by our stockholders modified the definition of "change in control" in the Plan such that our current largest stockholder, MacAndrews & Forbes Holdings Inc., and certain related persons, could acquire more than 40% of the outstanding voting power of our common stock without triggering the accelerated vesting of equity awards granted under the Plan after the amendment was approved (June 7, 2011), including the new RSUs. As a result, an increase in the number of shares of our common stock held by MacAndrews & Forbes Holdings Inc. or certain related persons to more than 40% of our outstanding voting power would generally result in accelerated vesting of the eligible options but would not result in accelerated vesting of the new RSUs.

  See also: Section 9 of this Offer to Exchange

Q27.
Is Scientific Games making any recommendation as to whether I should exchange my eligible options?

A27.
No. Scientific Games is providing you with information to assist you in making your own informed decision. However, Scientific Games is not making any recommendation as to whether you should participate in this offer. No one from Scientific Games is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in this Offer to Exchange or the documents referenced in this Offer to Exchange. You must make your own personal decision as to whether or not to participate in this offer. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice.

  See also: Section 2 of this Offer to Exchange

Q28.
Whom can I contact if I have questions about this offer, or if I need additional copies of the offer documents or related employee communications?

A28
You may download copies of this Offer to Exchange and certain related documents from the option exchange website. To access this website:

  1.
  Go to the option exchange website at the web address:

    https://www.sgmsoptionexchange.com;

    2.
    Enter your username, date of birth, and login password. Your username is your full Scientific Games corporate email address (or, in the case of directors, the email address to which Company-related communications are sent). Your initial login password, if you are a U.S.-based employee, is your employee identification number (this can be found on your paycheck stub). If you are employed outside the U.S. or are a director, you will be provided with your initial login password in a separate email to you from the Human Resources Department. If you have previously registered and assigned yourself a password, use that password. When you have entered the above information, click "Login".

      If you do not have your login information, please contact the plan record-keeper, Fidelity Stock Plan Services.

      •
      U.S. employees and directors may call 1-800-544-9354 between the hours of 5:00 p.m. EDT on Sunday and midnight EDT on Friday.

      •
      International employees may call 1-800-544-0275 along with their access code Monday through Friday, 8:00 a.m. to 8:00 p.m., local time.

  We have also publicly filed these and other related documents with the SEC as exhibits to the Schedule TO with which this Offer to Exchange has been filed, which is available on the SEC website at www.sec.gov.

  If you have any questions regarding this offer, please contact the Human Resources Department at (770) 825-4578 or by email at sgequityadmin@scientificgames.com.

  See also: Section 17 of this Offer to Exchange

Q29.
What are the potential accounting consequences of the offer?

A29.
We will recognize incremental compensation cost of the new RSUs granted in the option exchange to the extent the fair value of each new RSU granted in exchange for exchanged options exceeds the fair value of the exchanged options, with all fair values measured as of the acceptance date. Because the exchange ratios under the offer were established so as to replace eligible options with new RSUs with fair value (as valued at the time the exchange ratios were established) less than the accounting fair value of each eligible option, we do not expect to recognize any material compensation expense. The only compensation expense that possibly would be incurred would result from fluctuations in the market price of our common stock between the time the exchange ratios were set (based on market prices on July 18, 2011) and the acceptance date.

See also: Section 12 of this Offer to Exchange

 RISKS OF PARTICIPATING IN THE OFFER

        Participating in the offer involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange, including the schedules to this Offer to Exchange, and in our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. You are also encouraged to speak with your personal legal counsel, accountant, financial and/or tax advisor(s) before deciding to participate in the offer.

        In addition, in this offer and in our SEC reports referred to above we make "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," "could," "potential," "opportunity," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flows to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to complete the proposed acquisition of Barcrest Group Limited and Cyberview Technology CZ s.r.o.; inability to benefit from, and risks associated with, joint ventures and strategic investments and relationships; failure of our Northstar joint venture to meet the net income targets or otherwise realize the anticipated benefits under its private management agreement with the Illinois lottery; seasonality; inability to identify and capitalize on trends and changes in the lottery and gaming industries; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including under the heading "Risk Factors" in our periodic reports. Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock were to increase after the date on which your exchanged options are cancelled, your exchanged options might have been worth more than the new RSUs that you received in exchange for them.

        Because the exchange ratios of this offer are not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new RSUs granted to you pursuant to this offer. For example, if you exchange an eligible option to purchase 1,000 shares (granted on February 26, 2008 subject to a five-year vesting schedule) with an exercise price of $21.27 per share, you would receive 197 new RSUs (this is the exchange ratio applicable to a participant other than a director; a director would receive 97 new RSUs rather than 197 new RSUs). Assume, for illustrative purposes only, that the price of our common stock increases to $30 per share after the option exchange occurs and before February 26, 2018 (the option expiration date for this particular eligible option). Under this example, if you are a non-director employee and had kept the option rather than exchanging it, and exercised and sold the underlying shares at $30 per share, you would have realized a pre-tax gain of $8,730, but if you exchanged your eligible option for new RSUs and immediately sold the shares subject to the new RSU grant upon vesting when the price of our common stock is $30 per share, you would have realized a pre-tax gain of only $5,910.

Your new RSUs will not be vested on the grant date, and if your continuous service with Scientific Games or one of our subsidiaries terminates prior to the vesting of such new RSUs (other than due to death or disability or in other circumstances, if any, in which you are entitled to accelerated vesting), you will not receive any value for your new RSUs.

        The new RSUs will be subject to a new vesting schedule. In the case of eligible options that are already vested or would become vested earlier than one year after the acceptance date of the option exchange, new RSUs will be subject to a risk of forfeiture for a vesting period that is longer than the remaining vesting period, if any, applicable to the corresponding exchanged options. If your service with us or one of our subsidiaries terminates (whether voluntarily or involuntarily) prior to the date your new RSUs vest, you generally will not receive the shares subject to those new RSUs. Instead, your new RSUs will generally be forfeited immediately upon your termination of continuous service, within the meaning of the Plan and RSU agreement. See Section 9 of this Offer to Exchange.

If we are acquired by or merge with another company, your surrendered eligible options potentially might have been worth more than the new RSUs that you received in exchange for them.

        A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees and directors who elect to participate in this offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees and directors who did not participate in this offer and retained their eligible options.

        Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your continuous service to us were to terminate for any reason before your new RSUs vest, you generally will not receive any value from your new RSUs.

        Our outstanding equity awards (including eligible options) are generally subject to accelerated vesting upon the occurrence of a "change in control" (as defined in the applicable plan under which the awards were granted) prior to the stated vesting date of the awards. A recent amendment to the Plan approved by our stockholders modified the definition of "change in control" in the Plan such that our current largest stockholder, MacAndrews & Forbes Holdings Inc., and certain related persons, could acquire more than 40% of the outstanding voting power of our common stock without triggering the accelerated vesting of equity awards granted under the Plan after the amendment was approved (June 7, 2011), including the new RSUs. As a result, an increase in the number of shares of our common stock held by MacAndrews & Forbes Holdings Inc. or certain related persons to more than 40% of our outstanding voting power would generally result in accelerated vesting of the eligible options but would not result in accelerated vesting of the new RSUs.

The exchange ratios used in this offer may not accurately reflect the value of your eligible options at the time of their exchange.

        The exchange ratios used in this offer were established using a standard but complicated option valuation method called "Black-Scholes," which takes into account a number of inputs and assumptions relating to the eligible awards, including our current stock price, the exercise price of the option, a

"risk-free" interest rate, a volatility measure related to our stock price and the remaining term of the option. The inputs and assumptions used to establish these exchange ratios differ from the inputs and assumptions used by us in valuing our stock options for accounting purposes. In particular, for purposes of establishing the exchange ratios we used implied stock price volatility estimates based in part on the pricing of our traded options rather than the historical stock price volatility measures that we use in valuing stock options for accounting purposes. These inputs and assumptions yielded a substantially lower valuation for each eligible option than would have resulted by applying our accounting-based inputs and assumptions.

        In the case of eligible options held by our directors (including employees serving as directors), the exchange ratio for a particular option grant will be twice that which would apply to an identical option grant held by an eligible participant who is not a director (i.e., for a particular option grant, the number of eligible options that a director would surrender in exchange for each new RSU is double the number of eligible options that an employee who is not a director holding an identical option grant would surrender in exchange for each new RSU). Accordingly, the exchange ratios that apply to eligible options held by our directors (including employees serving as directors) value each such eligible option at 50% of the value ascribed to the eligible option under the exchange ratio valuation methodology described above, and therefore is a value substantially lower than both the value that would have resulted by applying our accounting-based inputs and assumptions and the value that would apply to an identical eligible option held by a non-director employee for purposes of this offer.

        The option valuation methodology reflected in these exchange ratios can only estimate the value of the eligible options because there is no trading market for these eligible options, and information derived from the relatively thin trading market in options relating to our common stock may not provide an accurate measure of the value of eligible options. As indicated above, the valuation methodology incorporated numerous assumptions and, although applied as of July 18, 2011, will govern the terms of the exchange of eligible options for new RSUs that will occur on or after August 16, 2011, at which time the value of the eligible options and the value of the new RSUs may differ from the values ascribed to such awards under the valuation methodology used to determine the exchange ratios.

        If a different methodology or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an eligible option may have varied from the applicable exchange ratios reflected in this Offer to Exchange. In addition, the valuation methodology treated each new RSU as having a value equal to the market value of a share of our common stock without reducing the value to reflect the substantial risk of forfeiture and non-transferability of new RSUs during the applicable vesting period. The valuation method that we used for establishing the exchange ratios was designed to attribute a value to options for purposes of this offer and is not a prediction of the future value that might be realized through eligible options or RSUs.

For U.S. taxpayers, the tax treatment of your eligible options offers tax planning opportunities that are more flexible than those relating to new RSUs, and incentive stock options potentially would be subject to reduced tax rates as compared to new RSUs.

        If you are a U.S. taxpayer, your tax treatment relating to your eligible options offers certain advantages as compared to the tax treatment of RSUs. In the case of options, once vested, you can choose the date of exercise up to the time your right to exercise expires or terminates (assuming that the market price of common stock has risen to a level higher than the exercise price). For non-qualified stock options, you will be subject to income tax (and Social Security and Medicare taxes) at the time of exercise; for incentive stock options, you will be subject to income tax only upon the disposition of the option shares, which may be much later than the exercise. In the case of new RSUs, you will realize income tax, at ordinary income tax rates, and Social Security and Medicare taxes at the time the RSUs vest and the underlying shares are issued to you (if they have value at that time).

        Thus, you could potentially defer the time at which you will be subject to income tax on your options by delaying the exercise date of non-qualified stock options or the date of disposition of shares resulting from incentive stock options. In addition, your gain resulting from an eligible incentive stock option could in some cases qualify for reduced taxes (at long-term capital gains tax rates), if you were to exercise the option and hold the shares for at least one year before disposing of them; incentive stock options also are not subject to Social Security and Medicare taxes, whether or not the option shares are held for one year. Your assessment of the possible future values of your eligible options and the new RSUs you could receive in the option exchange, based on assumptions regarding future values of our common stock, should take into account the possible benefits of tax deferral or reduced rates of taxation that could apply to the eligible options.

        If you are a U.S. taxpayer and participate in this offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the option exchange due to the surrender of your eligible options or the grant to you of new RSUs. When you realize ordinary income (and Medicare and Social Security taxes) upon vesting of the new RSUs and delivery of the underlying shares to you, we will satisfy any applicable tax withholding obligations in the manner specified in your RSU agreement. You also may have taxable capital gains when you sell the shares underlying the new RSUs if they appreciate in value after the date the RSUs vest and the shares are delivered to you.

        Please see Section 14 and Schedules C through J of this Offer to Exchange (which contain country-specific tax disclosures) for a discussion of the general tax consequences associated with this offer.

Holders of incentive stock options only: Eligible participants who do not participate in this offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

        If this offer is open for 30 or more calendar days, eligible employees who are subject to U.S. taxes who hold eligible options that are incentive stock options and who do not participate in this offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the commencement date. As a result, if the completion date of this offer (currently scheduled for August 15, 2011) is extended to a date later than August 17, 2011 and you do not exchange your incentive stock options in this offer, in order to receive favorable U.S. tax treatment for such incentive stock options, you would have to hold (i.e., not sell or otherwise dispose of) the shares of our common stock acquired upon exercise of the incentive stock options for at least two years from the commencement date (that is, more than two years from July 19, 2011) and one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as long-term capital gain, and no portion of the gain realized from the option and subsequent sale of shares will be treated as ordinary income.

        The completion date of this offer is expected to be 11:59 PM EDT on August 15, 2011. If the offering period expires as scheduled, the offer will not have remained open for 30 calendar days and, therefore, the terms of incentive stock options not exchanged in this offer would not be adjusted as described above. See Section 14 of this Offer to Exchange for more information.

Tax effects of new RSUs for eligible employees subject to tax outside of the United States.

        Employees employed by us in jurisdictions outside of the U.S. should carefully review Schedules C through J to this Offer to Exchange (as applicable) and consult with their personal legal counsel, accountant, financial and/or tax advisor(s) to determine whether participation in this offer could trigger any negative tax consequences. In Canada, the surrender of your eligible options or the new RSU grant will likely result in an immediate tax consequence to you. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) with regard to questions you have after reviewing Schedules C through J (as applicable).

Tax-related risks for tax residents of multiple countries.

        If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in more than one country that may apply to you. If you have been employed by us in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. You should consult your personal legal counsel, accountant, financial and/or tax advisor(s) to discuss these tax consequences.

Risks that are Related to Our Business and Common Stock

        You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q, as well as the information provided in this Offer to Exchange (including the schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options in the option exchange. You may access these filings electronically at the SEC's website at http://www.sec.gov or in the Investor Information section of our website at http://www.scientificgames.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 of this Offer to Exchange for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

 THE OFFER TO EXCHANGE

        The following sets forth in detail the terms and conditions of the offer. You should read carefully this entire Offer to Exchange (including the schedules), and the other documents relating to this offer referenced in this Offer to Exchange, together with the documents on the option exchange website (https://www.sgmsoptionexchange.com). This offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Offer to Exchange is not complete and may not contain all of the information that is important to you. Additional important information is contained in the related documents referenced in this Offer to Exchange. Please review this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the offer. Certain terms used in this Offer to Exchange are defined in Question and Answer Number 2 of the Summary Term Sheet and Questions and Answers.

Section 1.    Eligibility.

        In order to participate in this offer, you must be an eligible employee or director holding outstanding eligible options as of the commencement date and the completion date.

        You are an "eligible employee" if you are an active employee in an eligible location as of the commencement date and you remain an active employee in an eligible location through the completion date. You will not be an "eligible employee" for purposes of this offer if you cease to be an active employee for any reason prior to the completion of the offer, including a termination of your employment by reason of retirement, disability, death or for cause. Unless otherwise agreed by us, you will not be considered to be an "active employee" if you are (1) on a leave that will result in a termination of employment with us or one of our subsidiaries, (2) have provided a notice of resignation to us or one of our subsidiaries or (3) have received a notice of termination of employment from us or one of our subsidiaries.

        Members of our Board of Directors serving at the commencement date and who remain in service through the completion date are also eligible to participate in this offer. Our executive officers who are eligible employees or directors are eligible to participate in this offer. At the commencement date, we believe that this offer is permitted in all countries in which we and our subsidiaries are currently based. Participation in this offer by an employee located in Canada will likely result in adverse tax consequences; therefore, such employees are urged to consult with their tax advisors. See Schedule G to this Offer to Exchange.

        To receive a grant of new RSUs, you must remain in continuous service to us or one of our subsidiaries through the acceptance date. If you do not provide continuous service to us or one of our subsidiaries through the acceptance date, you will keep your current eligible options and they will vest and expire in accordance with their existing terms. If the offering period is extended and the completion date delayed, then the acceptance date and the grant of new RSUs will be correspondingly delayed.

        Except as provided by applicable law and/or any employment agreement between you and us (or one of our subsidiaries, as applicable), your employment with us (or one of our subsidiaries, as applicable) remains "at-will" and can be terminated by you or your employer at any time, with or without cause or notice. Participation in our equity compensation plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with us or any of our affiliates.

        The grant of new RSUs in connection with this offer is a one-time benefit and will not provide you with the right to receive any future equity award grants or other payments under our equity compensation plans or otherwise. In order to vest in your new RSUs and receive the shares subject to the new RSUs, you generally must provide continuous service to us or one of our subsidiaries through each relevant vesting date. If you cease providing continuous service to us or one or our subsidiaries before your new RSUs vest, your new RSUs will generally be forfeited unvested and you will not receive any shares of common stock in settlement of those unvested new RSUs.

        Only eligible options will be accepted for exchange in the option exchange. In order for an "eligible option" to be exchanged, the following criteria must be met:

  •
  the option is held by an eligible employee;

  •
  the option was granted prior to July 19, 2010;

  •
  the option was granted with a per share exercise price greater than $11.99;

  •
  the option is outstanding and unexercised as of the completion date;

  •
  the option is properly elected to be exchanged; and

  •
  the option is not validly withdrawn before 11:59 PM EDT on the completion date.

Section 2.    Number of New RSUs Offered in the Option Exchange; "All-or-None" Participation Requirement; Completion Date; Acceptance Date; Evaluating Whether to Participate in the Offer.

        We will be granting new RSUs to eligible employees and directors in exchange for the surrender and cancellation of their eligible options. If you are eligible and choose to participate in this offer, the number of new RSUs you will receive in exchange for your eligible options will be based on the exchange ratios set forth below.

        The tables below set forth the exchange ratios to be used for the exchange of eligible options for new RSUs. Please note that the exchange ratios apply to each of your eligible options separately, on a grant-by-grant basis. An option is a separate grant if either its exercise price or stated expiration date is different from those of other grants. Each separate eligible option that you hold has its own specific exchange ratio.

        The option exchange website will indicate, based on the eligible options you hold and their exchange ratios, how many new RSUs you will receive in exchange for your eligible options.

Exchange Ratios For Eligible Options Held by Employees Who are Not Directors

        The exchange ratios for eligible options held by eligible employees who are not directors of Scientific Games and related information are set forth in the table below:

Exercise Price of Eligible Options	Eligible Options Grant Date	Number of Eligible Options to be Exchanged for Each New RSU	Dollar Value of Each Eligible Option Based on Fair Value of One New RSU at July 18, 2011*
$12.21	2/23/2009	2.35	$4.25
12.41	4/1/2009	2.35	4.25
14.08	12/1/2009	2.47	4.04
14.52	3/8/2010	2.46	4.06
15.26	1/11/2010	2.68	3.72
15.34	12/1/2008	3.05	3.27
15.57	2/25/2004	9.08	1.10
15.65	2/22/2010	2.70	3.70
15.96	12/8/2003	10.35	0.96
16.29	1/19/2004	10.25	0.97
16.94	9/7/2004	8.68	1.15
17.47	10/8/2008	3.49	2.86
17.88	3/10/2008	4.02	2.48

Exercise Price of Eligible Options	Eligible Options Grant Date	Number of Eligible Options to be Exchanged for Each New RSU	Dollar Value of Each Eligible Option Based on Fair Value of One New RSU at July 18, 2011*
$18.19	1/21/2008	4.20	$2.38
18.84	9/28/2004	10.81	0.92
20.05	4/20/2004	15.68	0.64
20.55	4/1/2008	4.73	2.11
21.27	2/26/2008	5.02	1.99
21.55	5/5/2005	11.61	0.86
22.53	1/10/2005	13.95	0.72
22.67	4/1/2005	13.50	0.74
22.92	9/29/2008	4.88	2.05
23.15	12/9/2004	15.55	0.64
27.68	12/15/2005	14.94	0.67
28.20	1/9/2006	15.05	0.66
29.18	8/8/2005	20.04	0.50
29.49	11/1/2005	18.17	0.55
29.86	7/31/2008	7.06	1.41
30.08	7/1/2008	7.09	1.41
30.63	8/15/2005	21.37	0.47
30.86	1/23/2006	17.25	0.58
31.00	1/9/2008	8.42	1.19
31.17	10/4/2006	12.98	0.77
31.56	12/18/2006	12.25	0.81
31.79	2/1/2006	18.17	0.55
31.99	2/23/2006	17.88	0.56
32.79	3/15/2006	18.34	0.54
32.82	6/24/2008	8.05	1.24
33.08	8/27/2007	10.44	0.96
33.74	8/2/2006	16.26	0.61
33.94	2/27/2007	13.00	0.77
34.59	7/1/2007	11.87	0.84
34.66	6/25/2007	11.98	0.83
34.88	9/12/2007	11.47	0.87
34.91	8/1/2007	11.69	0.85
35.16	7/9/2007	12.11	0.82
35.42	4/10/2006	20.93	0.48
37.04	6/1/2007	13.80	0.72
37.47	4/20/2006	23.38	0.43
38.69	5/3/2006	24.65	0.40

*
The value of a new RSU at July 18, 2011 was deemed to be $9.98, the average of the high and low trading prices of our common stock on July 15, 2011. For all eligible options, the dollar value shown in this column represents between 24% and 96% of the eligible options' fair value at July 18, 2011 determined under our accounting methodology. See "—Factors Considered in Determining Exchange Ratios" below.

Exchange Ratios For Eligible Options Held by Directors

        The exchange ratios for options held by eligible employees who are directors of Scientific Games and by eligible non-employee directors of Scientific Games are set forth in the table below, together with related information. In the case of eligible options held by our directors, including our three employee directors (our Chairman of the Board and Chief Executive Officer, our Vice Chairman and Chief Administrative Officer, and our Chief Executive Officer—Asia-Pacific Region), the exchange ratio for a particular option grant will be twice that which would apply to an identical option grant held by an eligible participant who is not a director (i.e., for a particular option grant, the number of eligible options that a director would surrender in exchange for each new RSU is double the number of eligible options that an employee who is not a director holding an identical option grant would surrender in exchange for each new RSU).

Exercise Price of Eligible Options	Eligible Options Grant Date	Number of Eligible Options to be Exchanged for Each New RSU	Dollar Value of Each Eligible Option Based on Fair Value of One New RSU at Commmencement Date*
$12.21	2/23/2009	4.69	$2.13
14.37	4/22/2010	4.84	2.06
14.76	11/19/2003	17.29	0.58
15.65	2/22/2010	5.40	1.85
15.96	12/8/2003	20.71	0.48
18.02	10/26/2009	6.42	1.55
21.27	2/26/2008	10.04	0.99
23.15	12/9/2004	31.09	0.32
27.01	7/1/2005	35.42	0.28
27.68	12/15/2005	29.88	0.33
29.80	9/7/2005	40.25	0.25
31.16	9/14/2005	42.47	0.23
31.99	2/23/2006	35.75	0.28
33.43	1/2/2008	18.97	0.53
33.94	2/27/2007	26.01	0.38

*
The value of a new RSU at July 18, 2011 was deemed to be $9.98, the average of the high and low trading prices of our common stock on July 15, 2011. For all eligible options, the dollar value shown in this column represents between 12% and 48% of the eligible options' value at July 18, 2011 determined under our accounting methodology. See "—Factors Considered in Determining Exchange Ratios" below.

        No fractional new RSUs will be granted in the option exchange. Any fractional new RSUs resulting from application of the exchange ratio will be eliminated by rounding down to the nearest whole RSU. Rounding will apply separately to the new RSUs resulting from each separate vesting tranche of eligible options (that is, each portion of an eligible option grant that has a distinct vesting date), except that all previously vested eligible options of a particular grant will be grouped together for purposes of applying the exchange ratio and rounding down to the nearest whole new RSU.

  Example

  This example applies to an eligible employee who is not a director of Scientific Games. Using the first table above, if you hold eligible options granted on February 26, 2008 to purchase a total of 1,000 shares of our common stock for a per share exercise price of $21.27 subject to a five-year vesting schedule, you would receive 197 new RSUs as of the acceptance date. To calculate this amount, (1) divide the 600 shares subject to the eligible option grant that have already vested by 5.02 (the exchange ratio for this particular eligible option grant) and round down to the nearest whole RSU (which equals 119 new RSUs), (2) divide the 200 shares subject to the eligible option grant that are scheduled to vest on February 26, 2012 by 5.02 and round down to the nearest whole RSU (which equals 39 new RSUs) and (3) divide the 200 shares subject to the eligible option grant that are scheduled to vest on February 26, 2013 by 5.02 and round down to the nearest whole RSU (which equals 39 new RSUs).

        You will not have to calculate the number of new RSUs you would receive for your eligible options in the option exchange. The option exchange website lists the number of new RSUs you are eligible to receive for each of your eligible options and the aggregate number of new RSUs you would receive if you elect to participate in the offer.

Participation is Voluntary

        Participation in this offer is completely voluntary. If you are eligible to participate, you may decide whether to tender your eligible options to receive new RSUs in exchange, or to not participate in this offer and retain your eligible options.

"All-or-None" Requirement

        If you hold more than one eligible option, you must elect whether to exchange your eligible options on an "all-or-none" basis. If you wish to exchange any of your eligible options, you must elect to exchange all of your eligible options (not just all options that are part of one grant, but all options of all grants that are eligible to be exchanged). If you have exercised a portion of an eligible option grant before the commencement of this offer, only the portion of the option grant that has not yet been exercised will be eligible to be exchanged, together with your other eligible options.

        For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) a separate eligible option grant to purchase 1,000 shares, and (3) a third eligible option grant to purchase 3,000 shares, your choice is to either surrender all of those eligible options (all three grants, covering 4,300 shares), or instead you could choose to retain all of those eligible options.

Acceptance of Tendered Eligible Options

        All eligible options that are properly surrendered in this offer and accepted by us for exchange pursuant to this offer will be cancelled as of the acceptance date, and eligible options surrendered and accepted for exchange will no longer be outstanding or exercisable after that time. The new RSUs will be granted in exchange for the surrendered options as of the acceptance date.

        The completion date will be 11:59 PM on August 15, 2011, unless we extend the offer in our sole discretion. If we extend the offer, the completion date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

        The acceptance date is expected to be the business day following the completion date. If the offering period is not extended so that the completion date is August 15, 2011, the acceptance date is expected to be August 16, 2011. In no event will the acceptance date be later than two business days after the completion date.

Factors Considered in Determining Exchange Ratios

        The exchange ratios set forth above were established using a standard but complicated option valuation method called "Black-Scholes," which takes into account a number of inputs and assumptions relating to the eligible awards, including our current stock price, the exercise price of the eligible option, a "risk-free" interest rate, a volatility measure related to our stock price and the remaining term of the option. Our Compensation Committee sought to establish exchange ratios that reflected eligible option values that:

  •
  it believed to be fair to non-director employees;

  •
  reflect inputs and assumptions that, as much as practicable, are based on those inputs and assumptions that would be used by market professionals in buying and selling options relating to our common stock; and

  •
  represent exchange values that did not exceed the accounting value of the eligible options at the time the exchange ratios were established in order to comply with the terms of the option exchange approved by our stockholders and so that we are unlikely to incur accounting expense as a result of the option exchange.

        The inputs and assumptions used to establish the exchange ratios differ from the inputs and assumptions used by us in valuing our stock options for accounting purposes. In particular, for purposes of establishing the exchange ratios, we used implied stock price volatility estimates based in part on the pricing of our traded options rather than the historical stock price volatility measures that we use in valuing stock options for accounting purposes. These inputs and assumptions yielded a substantially lower valuation for each eligible option than would have resulted by applying our accounting-based inputs and assumptions.

        In the case of eligible options held by our directors, including our three employee directors, as discussed above, the exchange ratio for a particular option grant will be twice that which would apply to an identical option grant held by an eligible participant who is not a director (i.e., for a particular option grant, the number of eligible options that a director would surrender in exchange for each new RSU is double the number of eligible options that an employee who is not a director holding an identical option grant would surrender in exchange for each new RSU). Accordingly, the exchange ratios that apply to eligible options held by our directors (including employees serving as directors) value each such eligible option at 50% of the value ascribed to the eligible option under the exchange ratio valuation methodology described above, and therefore is a value substantially lower than both the value that would have resulted by applying our accounting-based inputs and assumptions and the value that would apply to an identical eligible option held by a non-director employee for purposes of this offer.

        The value of each new RSU for purposes of establishing the exchange ratios was the fair market value of a share of our common stock. This value was deemed to be $9.98 per new RSU, which is the average of the high and low sales prices per share of our common stock on July 15, 2011, the trading day immediately preceding the date the exchange ratios were set. For purposes of recognizing accounting expense, if any, relating to the grant of new RSUs in exchange for exchanged options, the fair value of RSUs will be determined at the acceptance date. No adjustment to the exchange ratios will be made regardless of changes in the market price of our common stock, unless we modify this offer and issue a modified Offer to Exchange.

        The option valuation methodology reflected in the exchange ratios below can only estimate the value of the eligible options because there is no trading market for these eligible options, and information derived from the relatively thin trading market in options relating to our common stock may not provide an accurate measure of the value of eligible options. As indicated above, the valuation methodology incorporated numerous assumptions and, although applied as of July 18, 2011, will govern the terms of the exchange of eligible options for new RSUs that will occur on or after August 16, 2011, at which time the value of the eligible options and the value of the new RSUs may differ from the values ascribed to such awards under the valuation methodology used to determine the exchange ratios.

Evaluating Whether to Participate in the Offer

        You should review all of the materials provided to you in connection with this offer. These materials can all be found on the option exchange website (at https://www.sgmsoptionexchange.com) and in, or filed as exhibits to, the Schedule TO with which this Offer to Exchange has been filed with the SEC. The Schedule TO and the exhibits thereto are available on the SEC website at www.sec.gov (the

Schedule TO is referred to there as "SC-TO-I"; amendments to the Schedule TO will be referred to there as "SC-TO-I/A").

        In addition to reviewing the materials, you should note the following:

  •
  This offer is not a one-for-one exchange. You will receive fewer new RSUs than the number of eligible options you surrender in the option exchange, as reflected in the exchange ratios set forth above.

  •
  RSUs provide value upon vesting even if our stock price does not increase after the grant date. However, because the exchange ratios for the option exchange are not one-for-one, it is possible that, at some point in the future, options you have exchanged could have become economically more valuable than the new RSUs received by you pursuant to the option exchange. This would occur if the market price of our common stock has risen to a level so that at least some of your eligible options would no longer be underwater.

    The exchange offer website contains a calculator tool that allows you to enter hypothetical future stock prices to see the effect of such stock prices on the potential future values of your eligible options or new RSUs. Note that the tool calculates only hypothetical values, and does not predict the actual or future value of our stock, your eligible options or any new RSUs you may receive in exchange for eligible options. The values generated by the calculator tool depend on your estimate of the future value of our stock. Moreover, the calculator does not take into account other relevant factors that may affect future values such as (1) the time within which the future stock price might be reached and whether that time is before the option expiration date of your eligible options, (2) the amount and timing of taxes you would pay in connection with eligible options or new RSUs, (3) the risk that your employment or service with us might terminate before the vesting of unvested eligible options or new RSUs or before the stated option expiration date of eligible options, resulting in forfeiture of the awards or early expiration of the eligible options, and (4) other relevant factors. The calculator is being made available to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for the grant of new RSUs as compared to retaining your eligible options, based solely on potential future prices of our stock. The calculator is only an aid and does not in any way change or supplement the terms of the offer, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

  •
  New RSUs granted in the option exchange will be subject to new longer vesting schedules than any eligible options that previously have vested or would have become vested within one year after the acceptance date. See Section 9 of this Offer to Exchange.

  •
  Remember to consider taxes and Social Security and Medicare (or other social insurance contributions). In general, your new RSUs will be taxed, including Social Security and Medicare taxes (or other social insurance contributions), when they vest. In general, such taxes are due on options only at the time of exercise (or in the case of incentive stock options, upon disposition of the option shares), which allows you to control the timing of these tax events. But taxation and social insurance contribution rules vary from country to country, so you will want to review carefully all of the documents provided in connection with this Offer to Exchange. If you are a resident of or subject to the tax laws in more than one country (including in the case in which you have worked in more than one country since the granting of your eligible options), you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you.

        Please also note that no one from Scientific Games is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in this Offer to Exchange or the documents referenced in this Offer to Exchange. You must make your own personal decision as to whether or not to participate in this offer. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) for further advice.

Section 3.    Purposes of the Offer and Reasons for Structure of the Offer.

        For a number of years, the lottery industry has been characterized by intense price-based competition, which has resulted in us losing a number of lottery contracts or retaining such contracts on less favorable economic terms. Since 2008, unfavorable general economic conditions, including lower consumer spending, have also had a negative effect on our business. In recent years, we have focused on mitigating these unfavorable industry and economic conditions by reducing operating expenses and capital expenditures. In addition, our return on invested capital has declined in recent years. Our stock price, which we believe is highly correlated to our return on invested capital, has declined from $39.92 in October 2007 to a low of $6.77 in November 2010. On July 15, 2011, the closing price of our common stock was $9.86 per share. This lower stock price has resulted in a large majority of our outstanding options being underwater—making such options less effective in helping us meet our goals.

        We have depended on stock options to provide a substantial portion of compensation for managerial employees and directors, in order to provide a strong incentive to them and to encourage their long-term service to Scientific Games. With stock options substantially underwater, the effectiveness of most of the outstanding options as an incentive and in promoting retention is greatly impaired. Our ability to execute our business strategy depends on retaining our employees and motivating them to aggressively pursue our business opportunities. Substantially underwater stock options provide little or no retention value and, in fact, have a de-motivating effect.

        Therefore, we asked our stockholders to authorize our Board and Compensation Committee to implement this offer, which stockholders approved at our annual meeting of stockholders on June 7, 2011. The Board believes that completion of this offer could enhance stockholder value in the following ways:

  •
  This offer could substantially reduce the total number of shares subject to outstanding equity awards, thereby reducing potential future dilution.

  •
  Successful completion of this offer will return a substantial number of shares to the pool of available shares under the Plan, which, combined with certain amendments to the Plan also approved by stockholders at the recent annual meeting, should enable us to operate our equity compensation programs for through 2013 (based on the terms of our equity program and current assumptions).

  •
  Although the expense to us of the outstanding underwater options cannot be reduced or reversed, we can derive much greater value—in the form of employee retention and motivation—from that compensation expense by allowing eligible employees and directors to elect to surrender outstanding underwater options for a lesser number of new RSUs in the offer, with all new RSUs subject to vesting requirements. We expect that this could restore the retention and incentive benefits of the equity awards without significant additional accounting expense to us.

        In the ordinary course of business, from time to time, we evaluate acquisition or investment opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity. Also in the ordinary course of business, at any given time, we may be engaged in discussions or negotiations with potential candidates for management or Board positions with the Company or existing members of management for changes in positions, responsibilities, or compensation.

        Subject to the immediately preceding paragraph and except as otherwise disclosed in this Offer to Exchange, we presently have no plans, proposals, or negotiations that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  •
  any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing Board vacancies or to change any material term of any executive officer's employment agreement;

  •
  any other material change in our corporate structure or business;

  •
  our common stock being delisted from the any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

  •
  any change in our certificate of incorporation or bylaws, or any actions that could impede the acquisition of control of us by any person.

        On April 26, 2011 we entered into a purchase agreement to acquire all of the issued shares of Barcrest Group Limited, a U.K. company, and Cyberview Technology CZ s.r.o., a company incorporated in the Czech Republic (collectively, "Barcrest"), a leading supplier of gaming content and machines in Europe, from subsidiaries of International Game Technology for approximately £33 million in cash (subject to certain post-closing adjustments). The closing of the acquisition of Barcrest is conditioned on, among other things, obtaining U.K. competition approvals and certain third-party consents and is anticipated to occur during the third quarter of 2011. Upon closing, Barcrest will be integrated into our gaming divisions, The Global Draw Limited and Games Media Limited.

Section 4.    Procedures for Electing to Exchange Options.

        Participation in this offer is voluntary. If you choose to participate in this offer, you must do the following before 11:59 PM EDT on the completion date, which is expected to be August 15, 2011.

  1.
  Go to the option exchange website at the Internet address:

    https://www.sgmsoptionexchange.com;

  2.
  Enter your username, date of birth, and login password. Your username is your full Scientific Games corporate email address (or, in the case of directors, the email address to which Company-related communications are sent). Your initial login password, if you are a U.S.-based employee, is your employee identification number (this can be found on your paycheck stub). If you are employed outside the U.S., you will be provided with your initial login password in a separate email to you from our Human Resources Department. If you have previously registered and assigned yourself a password, use that password. When you have entered the above information, click "Login".

    If you do not have your login information, please contact the plan record-keeper, Fidelity Stock Plan Services.

      •
      U.S. employees and directors may call 1-800-544-9354 between the hours of 5:00 p.m. EDT on Sunday and midnight EDT on Friday.

      •
      International employees may call 1-800-544-0275 along with their access code Monday through Friday, 8:00 a.m. to 8:00 p.m., local time.

  3.
  Complete and submit your election form.

        If you are employed outside of the U.S., in addition to submitting the election through the option exchange website, you must also print out a paper copy of your election form, sign it, and submit it to the Human Resources Department by facsimile to (770) 664-3846, or you may submit a scanned copy of your signed election form by email to sgequityadmin@scientificgames.com, in either case before 11:59 PM EDT on August 15, 2011 (or such later time and date as may apply if we extend the offer).

        If for any reason you are unable to access the option exchange website, you may call the Human Resources Department at (770) 825-4578 to request a paper copy of an election form (and other information from the option exchange website) and submit a signed copy of the election form to the Human Resources Department by facsimile to (770) 664-3846, or you may submit a scanned copy of your signed election form by email to sgequityadmin@scientificgames.com, in either case before 11:59 PM EDT on August 15, 2011 (or such later time and date as may apply if we extend the offer).

        If you elect to exchange any eligible option in this offer, you must elect to exchange all of your eligible options (that is, all separate eligible option grants). No partial exchanges of eligible options will be permitted. For a summary of key information regarding your outstanding eligible options, please refer to the option exchange website. There you will find a listing of your outstanding eligible options, the grant date of your eligible options, the exercise price of your eligible options, the option expiration dates of your eligible options, the number of new RSUs you would receive in exchange for each eligible option and the vesting dates applicable to your new RSUs.

        Your election to participate becomes irrevocable at 11:59 PM EDT on the completion date, which is August 15, 2011 unless the offer is extended, in which case your election will become irrevocable on the new completion date. You may change your mind after you have submitted an election form and withdraw from the offer at any time before 11:59 PM EDT on the completion date, as described in Section 5 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before 11:59 PM EDT on the completion date.

        Confirmation statements for submissions through the option exchange website may be obtained by clicking on the "Print Confirmation" button after submitting your election form. You should print and save a copy of the confirmation for your records.

        If your election or withdrawal is received by us via facsimile, we intend to confirm the receipt of your election and/or any withdrawal by email. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

        Only elections (or withdrawals) that are complete and actually received by us by 11:59 PM EDT on the completion date will be accepted. Elections (and withdrawals) may be submitted only via the option exchange website, or by facsimile or email under the circumstances indicated above. Elections (and withdrawals) submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted, and will not be accepted.

        This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

        The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Scientific Games by the deadline will be accepted.

        Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange, on the acceptance date. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled as of the acceptance date.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. We reserve the right to reject any election or any eligible options elected to be exchanged that we determine are not in appropriate form. Neither we nor any other person is obligated to give notice of any defects or irregularities in any elections, nor will anyone incur any liability for failure to give any notice. No surrender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee or director. Although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options within 40 business days of the commencement of this offer, you may withdraw your tendered eligible options at any time thereafter.

        Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under this offer as described in Section 5 of this Offer to Exchange and our acceptance of your surrendered eligible options in accordance with the offer as described in Section 6 of this Offer to Exchange. Our acceptance of your options for exchange will constitute a binding agreement between Scientific Games and you upon the terms and subject to the conditions of this offer.

Section 5.    Withdrawal Rights and Change of Election.

        You may withdraw the eligible options that you previously elected to exchange only in accordance with the provisions of this section. Your election to withdraw must apply to all of your eligible options; you may not elect to withdraw some eligible options but not all of them.

        You may withdraw all of the eligible options that you previously elected to exchange at any time before 11:59 PM EDT on the completion date, which is expected to be August 15, 2011. If we extend the offer, you may withdraw your options at any time until the extended completion date.

        To withdraw some or all of the options that you previously elected to exchange, you must submit a new election, indicating that you do not elect to tender your eligible options, using the applicable procedures set forth in Section 4 of this Offer to Exchange. We must receive your properly submitted election (and, in the case of non-U.S. employees, a signed paper copy of your election form by facsimile or email, as described above) before 11:59 PM EDT on the completion date. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before 11:59 PM EDT on the completion date. If for any reason you are unable to access the option exchange website, you may call the Human Resources Department at (770) 825-4578 to request a paper copy of an election form (and other information from the option exchange website). You may withdraw by submitting a signed copy of the election form to the Human Resources Department by facsimile to (770) 604-3846, or you may submit a scanned copy of your signed election form by email to sgequityadmin@scientificgames.com in either case before 11:59 EDT on August 15, 2011 (or such later time and date as may apply if we extend the offer).

        If you withdraw your eligible options, you may re-elect to exchange the withdrawn eligible options again at any time before 11:59 PM EDT on the completion date. All eligible options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before 11:59 PM EDT on the completion date. To re-elect to exchange some or all of your eligible options, you must properly submit a new election to us before 11:59 PM EDT on the completion date by following the procedures described in Section 4 of this Offer to Exchange. Any prior election form will be disregarded.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. We reserve the right to reject any election or any eligible options elected to be exchanged that we determine are not in appropriate form. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee or director. Although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options within 40 business days of the commencement of this offer, you may withdraw your tendered eligible options at any time thereafter.

        The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Scientific Games by the deadline will be accepted.

Section 6.    Acceptance of Options for Exchange; Grant of New RSUs.

        Upon the terms and conditions of this offer, effective as of the acceptance date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before 11:59 PM EDT on the completion date, which is expected to be August 15, 2011, subject to our rights to determine not to accept any tenders of eligible options. Once the eligible options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the acceptance date.

        Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, effective as of the acceptance date, we will accept all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of eligible options. This notice may be made by press release, email or other method of communication.

        We will grant new RSUs as of the acceptance date. We expect the completion date to be August 15, 2011 and the acceptance date to be August 16, 2011. However, if the offer is extended and the completion date delayed, the acceptance date and the grant of new RSUs will be correspondingly delayed. In addition, the acceptance date may be up to two business days following the completion date. Please note that it may take several days from the acceptance date for the grant of new RSUs to be reflected in your online account with Fidelity. Please review and accept your grant documents in your online account with Fidelity. If your account has not been updated for the new RSUs within ten days following the completion date, please contact our Human Resources Department at sgequityadmin@scientificgames.com.

        All new RSUs will be granted under the Plan and will be subject to the terms and conditions of an RSU agreement between you and Scientific Games. The number of new RSUs you will receive will be based on the eligible options you hold and their exchange ratios as described in Section 2 of this Offer to Exchange. You will receive your documentation of your new RSUs shortly following the expiration of the offer and acceptance of your options for exchange. You will receive the shares subject to the new RSUs when and if your new RSUs vest, in accordance with the vesting schedule and related terms described in Section 9 of this Offer to Exchange.

        Options that we do not accept for exchange will remain outstanding until they are exercised or expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions.

Section 7.    Conditions of the Offer.

        Notwithstanding any other provision of this offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any eligible options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the commencement date and on or before the completion date, any of the following events shall have occurred, or shall have been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of eligible options tendered for exchange:

  •
  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit to us by banks or other lending institutions in the United States or abroad;

  •
  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including without limitation a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor's 500 Index measured during any time period after the commencement date;

  •
  any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

  •
  the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion and acceptance of the offer;

  •
  if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

  •
  a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion or acceptance of the offer or otherwise relating in any manner, to the offer;

  •
  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation,

    governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion or acceptance of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

  •
  a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

  •
  any person, entity or "group" within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the commencement date,

  •
  any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional shares constituting more than 1% of our outstanding shares, or

  •
  any new group will have been formed that beneficially owns more than 5% of our outstanding shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

  •
  there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

  •
  any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

  •
  the closing trading price of our shares on the Nasdaq Global Select Market on the completion date shall have exceeded $11.99 per share; or

  •
  any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Scientific Games that directly or indirectly challenge the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer or the issuance of new RSUs pursuant to this offer.

        If any of the above events occur, we may, in our sole discretion:

  •
  terminate the offer and promptly return all tendered eligible options to tendering holders;

  •
  complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

  •
  amend the terms of the offer; or

  •
  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

        The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the acceptance date. If this offer is terminated as a result of our assertion of a condition to the offer, this offer will terminate with respect to all eligible employees and directors and eligible options. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the acceptance date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. If we waive any condition to this offer with respect to particular facts and circumstances, such waiver will apply with respect to all eligible employees and directors and eligible options. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8.    Price Range of Shares Underlying Eligible Options.

        The shares of our common stock underlying your options are traded on the Nasdaq Global Select Market under the symbol "SGMS." The following table shows, for the periods indicated, the high and low intraday sales price per share of our shares as reported on the Nasdaq Global Select Market.

	High	Low
Fiscal Year Ended December 31, 2011
Third Quarter (through July 15, 2011)	$10.59	$9.77
Second Quarter	$10.83	$8.32
First Quarter	$11.27	$8.26
Fiscal Year Ended December 31, 2010
Fourth Quarter	$10.09	$6.58
Third Quarter	$11.99	$9.04
Second Quarter	$15.09	$9.18
First Quarter	$17.01	$13.22
Fiscal Year Ended December 31, 2009
Fourth Quarter	$19.29	$12.78
Third Quarter	$18.81	$13.30
Second Quarter	$20.16	$11.77
First Quarter	$19.47	$10.14

        As of July 15, 2011, the closing price of our common stock, as reported on the Nasdaq Global Select Market, was $9.86 per share. As of July 13, 2011, there were 92,121,229 outstanding shares of our common stock.

        Among other things, you should evaluate current market quotations for shares of our common stock before deciding whether or not to accept this offer.

Section 9.    Source and Amount of Consideration; Terms of New RSUs.

Consideration

        We will grant new RSUs in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange in the offer. New RSUs are equity awards under which we promise to issue shares in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive new RSUs based on the eligible options you hold and their exchange ratios as described in Section 2 of this Offer to Exchange.

        No fractional new RSUs will be granted in the option exchange. Any fractional new RSUs resulting from application of the exchange ratio will be eliminated by rounding down to the nearest whole RSU. Rounding will apply separately to the new RSUs resulting from each separate vesting tranche of eligible options (that is, each portion of an eligible option grant that has a distinct vesting date), except that all previously vested eligible options of a particular grant will be grouped together for purposes of applying the exchange ratio and rounding down to the nearest whole new RSU.

        You do not have to make any cash payment to Scientific Games to receive your new RSUs. You also do not have to make any cash payment to Scientific Games to receive the shares subject to RSUs upon vesting. The receipt of shares upon vesting and settlement of new RSUs will be subject to taxation as described in Section 14 of this Offer to Exchange. In addition, you may incur brokerage and/or wire fees if you decide to sell shares of our common stock issued to you upon vesting and settlement of new RSUs.

        If we receive and accept tenders from eligible employees of all options eligible to be tendered, options to purchase an aggregate of 5,069,095 shares would be surrendered and we would grant new RSUs covering a total of 692,728 shares of our common stock, which new RSUs would represent approximately 0.8% of the total shares of our common stock outstanding (based on the number of shares of outstanding common stock as of July 13, 2011).

General Terms of new RSUs

        New RSUs will be granted under the Plan and will be subject to an RSU agreement between you and Scientific Games. RSUs are a different type of equity award than stock options and, therefore, the terms and conditions of the new RSUs will vary from the terms and conditions of the eligible options that you tendered for exchange. The current Plan document and forms of RSU agreement for the Plan are included as exhibits to the Schedule TO, which is available on the SEC website at www.sec.gov. These documents are also available on the option exchange website. We will promptly furnish to you copies of these documents upon request at our expense. You should note that the vesting schedule and terms relating to forfeiture of your new RSUs upon termination will differ from your exchanged options, as described below.

        The following description summarizes the material terms of the Plan with respect to RSUs. Our statements in this Offer to Exchange concerning the Plan and new RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan and the form of RSU agreement under the Plan.

Plan Overview

        The Plan permits the granting of incentive stock options, nonqualified stock options, restricted stock, deferred shares or RSUs, stock appreciation rights, performance shares dividend equivalents, stock payments, other stock-based awards, and performance-based incentive awards. As of June 30, 2011, the number of shares subject to equity awards outstanding under the Plan was 12,668,099. The Plan is administered by the Compensation Committee of our Board of Directors. Subject to the other provisions of the Plan, our Compensation Committee has the power to determine the terms, conditions and restrictions of the awards granted under the Plan, including the number of shares subject to an award and the vesting criteria. Our Compensation Committee also has the authority to delegate such responsibilities.

Purchase Price

        An RSU will require you to pay no cash consideration for the underlying shares. Rather, your performance of services during the vesting period will be deemed to be your payment of consideration for the shares. You will remain liable for payment of withholding taxes and Social Security and Medicare (or other social insurance contributions) on the RSUs. See Section 14 and Schedules C through J of this Offer to Exchange (which contain country-specific tax disclosures).

Vesting Based on Continued Service

        Each new RSU will represent a right to receive one share of our common stock on a specified future date but only if the new RSU vests.

        New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered eligible option grant was fully vested. Instead, the new RSUs granted in the option exchange will generally have a vesting period that is the greater of one year from the date of grant (the acceptance date) and the original stated vesting date of the corresponding exchanged options. Thus, if you exchange an eligible option that previously has vested or would become vested on or before the first anniversary of the acceptance date, assuming you remain employed by or in service to us, your new RSUs will become vested on the first anniversary of the acceptance date (if, as currently expected, the completion date is August 15, 2011 and the acceptance date is August 16, 2011, that vesting date would be August 16, 2012). If you exchange an eligible option that has a stated vesting date after the first anniversary of the acceptance date, assuming you remain employed by or in service to us, your new RSUs granted in exchange for that eligible option will become vested on the same stated vesting date as would have applied to the corresponding exchanged option.

  Example 1:

  Assume that an eligible employee (who is not a director) elects to exchange an eligible option grant covering 1,000 shares (all of which options remain unexercised) with an exercise price of $21.27 per share and the following vesting schedule:

  200 shares vested on February 26, 2009
  200 shares vested on February 26, 2010
  200 shares vested on February 26, 2011
  200 shares scheduled to vest on February 26, 2012
  200 shares scheduled to vest on February 26, 2013

  Assume that the eligible employee surrenders the eligible option grant and, in accordance with the exchange ratios listed in Question and Answer Number 5 and Section 2 of this Offer to Exchange, receives 197 new RSUs on August 16, 2011 (the expected acceptance date). Subject to the eligible employee remaining employed by us through each such relevant date, the vesting schedule of the new RSUs will be as follows:

  158 new RSUs scheduled to vest on August 16, 2012
  39 new RSUs scheduled to vest on February 26, 2013

  Example 2:

  Assume that an eligible employee (who is not a director) elects to exchange an eligible option grant covering 1,000 shares (all of which options remain unexercised) with an exercise price of $27.68 per share and all of the options that are part of such grant have vested.

  Assume that the eligible employee surrenders the eligible option grant and, in accordance with the exchange ratios listed in Question and Answer Number 5 and Section 2 of this Offer to Exchange, receives 66 new RSUs on August 16, 2011 (the expected acceptance date). All of the new RSUs will be scheduled to vest on August 16, 2012, subject to the eligible employee remaining employed by us through such date.

        New RSUs granted in the option exchange will vest only if the holder remains in continuous service as an employee or director who is eligible for vesting under the terms and conditions of the Plan and the applicable RSU agreement and other relevant Scientific Games policies, as each may be amended from time to time, except in limited circumstances. Generally, new RSUs that are not vested at termination of continuous service to Scientific Games and its subsidiaries, as determined in accordance with the Plan and the applicable RSU agreement, will be forfeited. Regardless of the other vesting terms of your options, the new RSUs will be subject to accelerated vesting in the event of your death or termination of employment or service due to "disability" (as defined in the RSU agreement) prior to the stated vesting date, or upon the occurrence of a "change in control" (as defined in the Plan) prior to the stated vesting date, but the terms of the new RSUs will not be subject to accelerated vesting for any other reason except that, if more favorable vesting terms are required under an employment agreement between Scientific Games and the eligible employee, those terms will apply to that employee's new RSUs as well.

        Our outstanding equity awards (including eligible options) are generally subject to accelerated vesting upon the occurrence of a "change in control" (as defined in the applicable plan under which the awards were granted) prior to the stated vesting date of the awards. A recent amendment to the Plan approved by our stockholders modified the definition of "change in control" in the Plan such that our current largest stockholder, MacAndrews & Forbes Holdings Inc., and certain related persons, could acquire more than 40% of the outstanding voting power of our common stock without triggering the accelerated vesting of equity awards granted under the Plan after the amendment was approved (June 7, 2011), including the new RSUs. As a result, an increase in the number of shares of our common stock held by MacAndrews & Forbes Holdings Inc. or certain related persons to more than 40% of our outstanding voting power would generally result in accelerated vesting of the eligible options but would not result in accelerated vesting of the new RSUs.

        The new stated vesting date for the new RSUs will be listed with your eligible options on the option exchange website.

Form of payout

        New RSUs granted under this offer and subsequently vested based on the eligible employee's or eligible director's continued service will be paid out in shares of our common stock. You will be required to satisfy all tax withholding and social insurance contribution obligations in the manner specified in your RSU agreement.

Adjustments upon certain events

        Events Occurring Before the Acceptance Date (Grant Date of the New RSUs).    If we merge or consolidate with or are acquired by another entity prior to the acceptance date, you may choose to withdraw any eligible options which you tendered for exchange and your options will be treated in accordance with the applicable plan and option award agreement under which they were granted. Further, if we are acquired prior to the acceptance date, we will have the right to terminate the offer (as further described in Section 7 of this Offer to Exchange), in which case your eligible options and your rights under them will remain intact and exercisable to the extent and for the time period set forth in your option award agreement and you will receive no new RSUs in exchange for them. If we are acquired prior to the acceptance date but do not terminate the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new RSUs, including any adjustments to the number of shares that will be subject to the new RSUs and other applicable terms. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. Because of this adjustment, you may receive new RSUs covering more or fewer shares of the acquiror's shares than the number of shares subject to the eligible options that you tendered for exchange or than the number of new RSUs you would have received pursuant to this offer if no acquisition had occurred.

        A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, eligible employees and directors who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees and directors who did not participate in this offer and retained their original options.

        Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the acceptance date. Termination of your employment for this or any other reason before the acceptance date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their existing terms, and you will not receive any new RSUs for your tendered options.

        Events Occurring After the Grant Date.    In the event that any large and non-recurring dividend or other distribution (whether in the form of cash or property other than common stock), recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects our common stock such that an adjustment is determined by the Compensation Committee to be appropriate or necessary in order to prevent dilution or enlargement of the rights of a holder of an outstanding option or RSU, then the Committee shall, in such equitable manner as it may determine, adjust the number and kind of shares of stock subject to or deliverable in respect of outstanding options and RSUs and the exercise price relating to options or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding option. A holder of an outstanding option or RSU who has a legally binding right to compensation under an outstanding award also has a legal right to an adjustment to such award if the award constitutes a "share-based payment arrangement" and there occurs an "equity restructuring" as such terms are defined under FASB ASC Topic 718.

Transferability of new RSUs

        New RSUs generally may not be transferred, other than by will or the laws of descent and distribution, unless our Compensation Committee indicates otherwise in your RSU agreement. In the event of your death, any person who acquires your new RSUs by bequest or inheritance may be issued the shares subject to the new RSUs if the new RSUs become vested.

Registration and sale of shares underlying new RSUs

        Our offer and sale of all of the shares of our common stock issuable upon the vesting and settlement of the new RSUs have been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Scientific Games for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal income tax consequences

        You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your personal legal counsel, accountant, financial and/or tax advisor(s) to discuss the consequences to you of this transaction.

U.S. Federal income tax consequences in multiple jurisdictions

        If you are a citizen or tax resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance contribution consequences that may apply to you. Certain eligible employees may be subject to the tax laws in the United States and to the tax laws in other jurisdictions. If you are subject to the tax laws in other jurisdictions, please see the description of the tax consequences under the tax laws of such jurisdiction, which is included in Schedules C through J to this Offer to Exchange (which contains country-specific tax disclosures).

Section 10.    Information Concerning Scientific Games.

        We are a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Our integrated array of products and services include instant lottery games, lottery gaming systems, terminals and services, and Internet applications, as well as server-based interactive gaming machines and associated gaming control systems. We also gain access to technology and pursue global expansion through strategic joint ventures and non-controlling interests. We report our operations in three business segments: Printed Products Group; Lottery Systems Group; and Diversified Gaming Group.

  •
  Our Printed Products Group is primarily comprised of our global instant lottery ticket business. We generate revenue from ticket design and manufacturing, as well as value-added services such as game design, sales and marketing support, specialty games and promotions, inventory management and warehousing and fulfillment services. We also provide lotteries with customized partnerships to help them efficiently and effectively manage and support their operations to achieve higher retail sales and lower operating costs. The Printed Products Group also includes MDI Entertainment, LLC, our subsidiary that provides licensed games, promotional entertainment and Internet services to the lottery industry.

  •
  Through our Lottery Systems Group, we are a leading provider of customized computer software, software support, equipment and data communication services to lotteries. In the U.S., we typically provide the necessary equipment, software and maintenance services pursuant to long-term facilities management contracts that typically have a minimum initial term of five years under which we are generally paid a fee equal to a percentage of the lottery's total retail sales of tickets. Internationally, we typically sell point-of-sale terminals and/or computer software to lottery authorities and may provide ongoing fee-based systems and software support services under long-term contracts.

  •
  Our Diversified Gaming Group provides services and systems to private and public operators in the wide area gaming industry, including server-based gaming machines and sports betting systems and services. The Diversified Gaming Group includes The Global Draw Limited ("Global Draw"), a leading supplier of wide area gaming machines, server-based gaming systems and game content to licensed bookmakers, primarily in betting shops in the U.K. and, increasingly, outside the U.K. with deployments in Mexico and the Caribbean. The Diversified Gaming Group also includes Games Media Limited, a supplier of gaming terminals and content to U.K. public house, or pub, operators. We provide bookmakers with a turnkey offering which includes remote management of game content and management information, wagering terminals, central computer systems, data communication and field support services. We develop our own game content and contract with third parties for additional content. Our contracts are generally for an initial period of two to four years under which we are typically paid a fee equal to a percentage of our customer's revenues generated from wagers on each terminal.

        The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 is incorporated herein by reference. Schedule B of this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

        We had a book value of $5.30 per share as of March 31, 2011 (calculated using the book value of $484.1 million as of March 31, 2011 divided by the number of outstanding shares of approximately 92.0 million as of March 31, 2011).

        The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Year Ended
(in thousands, except of ratios of earnings to fixed charges)	December 31, 2010	December 31, 2009	Three Months Ended March 31, 2011
			(Unaudited)
Income (loss) before income taxes, minority interest and equity in earnings (loss) of equity-method investees	$(54,239)	$(85,575)	$(11,079)
Add: Fixed charges(1)	107,469	93,677	27,919

Earnings(2)	$53,230	$8,103	$16,840

Ratio of earnings to fixed charges	0.5x	0.1x	0.6x

(1)
Fixed charges consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be one-third of rental expense.

(2)
Earnings consist of income (loss) before income taxes, minority interest and equity in earnings (loss) of equity-method investees plus fixed charges.

Section 11.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

        A list of our current directors and executive officers as of June 30, 2011 is attached to this Offer to Exchange as Schedule A. Our directors and executive officers are eligible to participate in this offer.

        As of June 30, 2011, our executive officers and directors (21 persons) as a group held outstanding unexercised options to purchase a total of 6,168,285 of our shares and 3,242,330 RSUs, which collectively represented approximately 69.1% of the shares subject to all equity awards outstanding as of that date.

        As of June 30, 2011, our executive officers and directors as a group held 3,249,571 eligible options (approximately 64.1% of all eligible options) which, if continuously held through the completion date, could be exchanged for 388,419 new RSUs (56.1% of all new RSUs, assuming full participation by all eligible employees and directors in the offer).

        The table below sets forth the ownership of each of our executive officers and directors of options and RSUs outstanding as of June 30, 2011, the number of eligible options held and (assuming continued eligibility of the individual through the acceptance date and continued holding of the eligible options through the completion date) the number of new RSUs the individual could receive in the option exchange, and related information. The "Percentage of Total Outstanding Equity Awards" shown in the tables below is based on a total of 13,613,657 outstanding options (i.e., whether or not eligible for exchange) and RSUs under all of our equity compensation plans and arrangements as of June 30, 2011.

Name of Owner	Title	Options and RSUs Held	Percentage of Total Outstanding Equity Awards	Eligible Options Held	Percentage of All Eligible Options	New RSUs Potentially Issuable in Option Exchange	Percentage of New RSUs Potentially Issuable in Option Exchange Assuming Full Participation
Executive Officers
A. Lorne Weil*	Chairman of the Board and Chief Executive Officer	5,624,124	41.3%	790,196	15.6%	70,046	10.1%
David L. Kennedy	Vice Chairman of the Board and Chief Administrative Officer	188,380	1.4%	10,000	0.2%	1,557	0.2%

Name of Owner	Title	Options and RSUs Held	Percentage of Total Outstanding Equity Awards	Eligible Options Held	Percentage of All Eligible Options	New RSUs Potentially Issuable in Option Exchange	Percentage of New RSUs Potentially Issuable in Option Exchange Assuming Full Participation
Michael R. Chambrello	Chief Executive Officer—Asia-Pacific Region and Director	921,818	6.8%	829,256	16.4%	59,768	8.6%
Jeffrey S. Lipkin	Senior Vice President and Chief Financial Officer	157,284	1.2%	56,791	1.1%	22,687	3.3%
Ira H. Raphaelson	Vice President, General Counsel and Secretary	448,542	3.3%	332,487	6.6%	50,237	7.3%
Larry A. Potts	Vice President, Chief Compliance Officer and Director of Security	263,205	1.9%	181,393	3.6%	37,507	5.4%
Robert C. Becker	Vice President and Treasurer	124,807	0.9%	78,930	1.6%	18,170	2.6%
Stephen L. Gibbs	Vice President, Corporate Controller and Chief Accounting Officer	66,240	0.5%	31,429	0.6%	6,845	1.0%
James B. Trask**	Senior Vice President and President of Printed Products Group (SGI)	203,777	1.1%	82,310	1.6%	19,029	2.7%
William J. Huntley**	Senior Vice President and President of Lottery Systems Group (SGI)	260,759	0.4%	0	0.0%	0	0.0%
Stephen Frater	Executive Chairman—Global Draw & Games Media	271,784	2.0%	214,567	4.2%	32,592	4.7%
Steve W. Beason	Senior Vice President and Enterprise Chief Technology Officer	326,927	2.4%	251,406	5.0%	36,099	5.2%
James C. Kennedy	Senior Vice President and Chief Marketing Officer (SGI)	161,168	1.2%	80,806	1.6%	19,582	2.8%
Directors
Peter A. Cohen	Vice Chairman of the Board	61,789	0.5%	50,000	1.0%	1,242	0.2%
Gerald J. Ford	Director	61,789	0.5%	50,000	1.0%	1,177	0.2%
J. Robert Kerrey	Director	61,066	0.4%	50,000	1.0%	2,635	0.4%
Ronald O. Perelman	Director	61,789	0.5%	50,000	1.0%	2,891	0.4%
Michael J. Regan	Director	61,789	0.5%	50,000	1.0%	1,398	0.2%
Barry F. Schwartz	Director	61,789	0.5%	50,000	1.0%	2,891	0.4%
Frances F. Townsend	Director	10,000	0.1%	10,000	0.2%	2,066	0.3%
Eric M. Turner	Director	11,789	0.1%	0	0.0%	0	0.0%
All directors and executive officers as a group (21 persons)		9,410,615	69.1%	3,249,571	64.1%	388,419	56.1%

*
Includes 200,000 time-vesting options exercisable at $9.00 per share and 500,000 time-vesting RSUs, which awards would be settled in cash if shares are not available for delivery under the Plan at the relevant times. Also includes 1,000,000 performance-conditioned options (with an exercise price of $8.06) that are not exercisable except to the extent sufficient shares are available under the Plan for the delivery of shares issuable upon exercise of such stock options and 1,000,000 performance-conditioned RSUs that will be forfeited to the extent sufficient shares are not available under the Plan for the delivery of shares subject to such RSUs on the scheduled delivery date.

**
Includes 200,000 time-vesting stock options (with an exercise price of $9.98) held by Mr. Huntley and 50,000 time-vesting stock options (with an exercise price of $9.98) held by Mr. Trask, which options are not exercisable except to the extent sufficient shares are available under the Plan for the delivery of shares issuable upon exercise of such stock options.

        Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding options or RSUs granted from time to time to our executive officers and directors under our equity compensation plans and arrangements, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        Except as otherwise described in the table below, to the best of our knowledge, no executive officers or directors, nor any affiliates of ours, were engaged in transactions involving our common stock, options to purchase our shares of common stock or RSUs during the past 60 days before and including July 18, 2011.

Transaction Date	Name	Type	Shares	Price
6/10/2011	Michael R. Chambrello	RSU Vesting	9,600	$8.98
6/10/2011	Michael R. Chambrello	Tax withholding of shares upon RSU vesting	3,212	$8.98
6/13/2011	Ronald O. Perelman*	Open market purchase	325,802	$8.79
6/14/2011	Ronald O. Perelman*	Open market purchase	261,812	$9.07
6/15/2011	Ronald O. Perelman*	Open market purchase	412,386	$9.20

*
These purchases were made by SGMS Acquisition Two Corporation. Mr. Perelman is the sole stockholder of MacAndrews & Forbes Holdings Inc., which is the sole stockholder of SGMS Acquisition Two Corporation.

        As indicated above, we have granted 200,000 time-vesting stock options and 500,000 RSUs to Mr. Weil that we are obligated to settle in cash if shares are not available for delivery under the Plan at the relevant times. As discussed above, we have also granted a total of 1,250,000 stock options to Messrs. Weil, Huntley and Trask that are not exercisable, and 1,000,000 RSUs to Mr. Weil that will be forfeited, if, at the time the awards would be exercised or settled, as the case may be, we do not have sufficient shares available under the Plan to deliver shares. Successful completion of this offer would have the effect of reducing the aggregate number of shares subject to outstanding awards and making available a greater number of shares under the Plan. To the extent sufficient shares become available under the Plan as a result of the completion of this offer, our Compensation Committee expects to seek to eliminate (1) the cash settlement obligation in respect of the 200,000 stock options and 500,000 RSUs held by Mr. Weil that is triggered by the unavailability of shares and (2) the non-exercisability and forfeiture provisions in respect of the 1,250,000 stock options and 1,000,000 RSUs that are triggered by the unavailability of shares.

Section 12.    Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

        Options that we accept for exchange in the offer will be cancelled. Shares underlying cancelled options granted under the Plan will be returned to the pool of shares available for grants of new awards in accordance with the terms of the Plan.

        For purposes of accounting for the expense relating to our equity awards, we apply the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). Under FASB ASC Topic 718, we will recognize the incremental compensation cost of the new RSUs granted in the option exchange, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each new RSU granted to employees and directors in exchange for exchanged options, over the fair value of the exchanged options, with all fair values measured as of the acceptance date. The unamortized compensation expense from the exchanged options and incremental compensation expense, if any, associated with the new RSUs under the option exchange will be recognized over the vesting period of the exchanged options (or, in the case of any incremental expense, any longer vesting period of the new RSUs). In the event that any of the new RSUs are forfeited prior to their vesting due to termination of continuous service, the compensation cost for the forfeited RSUs generally will not be recognized if the individual's exchanged options corresponding to the forfeited RSUs also would have been forfeited, but expense would be recognized for the forfeited RSUs if the corresponding exchanged options would have vested prior to the termination of continuous service.

        Because the exchange ratios under the offer were established so as to replace eligible options with new RSUs with fair value (as valued at the time the exchange ratios were established) less than the accounting fair value of each eligible option, we do not expect to recognize any material compensation expense. The only compensation expense that possibly would be incurred would result from fluctuations in the market price of our common stock between the time the exchange ratios were set, based on market prices on July 18, 2011, and the time when the exchange actually occurs as of the acceptance date. As a result, we believe that the option exchange, for those employees and directors who elect to participate, will result in a greater incentive and strengthen such participants' retention and commitment to long-term service to Scientific Games, with the accounting expense to be recognized by Scientific Games remaining approximately the same as the expense we would have recognized for the exchanged options.

        The dilutive impact of new RSUs in calculating fully diluted earnings per share ("EPS") likely will vary from the dilutive impact of any surrendered options. It is likely that new RSUs will result in dilution to EPS at times when the surrendered options would not have resulted in EPS dilution, at times that the surrendered options remained underwater.

Section 13.    Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of eligible options and grant of new RSUs as contemplated by the offer, or any Nasdaq listing requirements that would be required for the acquisition or ownership of new RSUs or the shares subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval, if needed, could be obtained or any such other action, if necessary, could be taken or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or take any such other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered eligible options for exchange and to grant new RSUs for exchanged options is subject to the conditions described in Section 7 of this Offer to Exchange.

Section 14.    Material Income Tax Consequences.

Material U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for new RSUs pursuant to the offer for those eligible employees and directors subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees and directors. This summary does not address applicable state or local taxes to which you may be subject.

        If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

        Eligible employees and directors who exchange outstanding options for new RSUs generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving new RSUs in connection with the option exchange.

        We strongly recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Restricted Stock Units

        If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the RSUs vest and we deliver the shares to you in settlement of the RSUs, at which time we generally will have an obligation to withhold applicable federal and state income taxes as well as Social Security and Medicare taxes. The amount of ordinary income you recognize will equal the fair market value of the shares at such time. We will satisfy all tax withholding obligations in the manner specified in your RSU agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares after the date of settlement. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

Incentive Stock Options

        Some employees are holding incentive stock options that constitute eligible options. Under current U.S. tax law, if you are a U.S. taxpayer, you will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, in computing the alternative minimum tax, your alternative minimum taxable income may be increased by the amount that the aggregate fair market value of the shares received upon exercise of the incentive option exceeds the aggregate exercise price of the option, unless your disposition of the option shares occurs in the same taxable year as the exercise of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-statutory stock options. In addition, to the extent that an option otherwise intended to be an incentive stock option becomes vested as to shares with an aggregate exercise price exceeding $100,000 in any one year, the excess portion will not qualify as an incentive stock option.

        If you sell the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

  •
  more than two years after the date the incentive stock option was granted or deemed granted; and

  •
  more than one year after the date the incentive stock option was exercised.

        If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

        If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the following tax treatment can result:

  •
  For a sale below the amount you paid for the shares (or the adjusted basis of the shares if higher), you don't report any compensation income. Your loss on this sale is reported as a capital loss.

  •
  For a sale above the amount you paid for the shares (or the adjusted basis of the shares if higher) but no higher than the value of the shares as of the date you exercised the option, you report your gain on the sale as ordinary compensation income (not capital gain).

  •
  If you sell your shares at a price that is higher than the value of the shares as of the date you exercised the option you report two different items. The bargain element when you exercised the shares (the difference between the value of the shares as of that date and the amount you paid for the shares (or the adjusted basis of the shares if higher)) is reported as ordinary compensation income. Any additional gain is reported as capital gain (which may be long-term or short-term depending on how long you held the stock from the date of exercise).

        No Social Security or Medicare tax applies to the exercise of an incentive stock option or upon the subsequent disposition of the option shares.

        Unless you engage in a disqualifying disposition, we will not be entitled to a corporate tax deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a corporate tax deduction equal to the amount of ordinary income taxable to you.

        If this offer is open for 30 calendar days or more, incentive stock options held by eligible employees who do not participate in this offer will be considered to have been modified as of the date this offer commenced, which will be deemed to be a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if the completion date is extended beyond August 15, 2011 to a date later than August 17, 2011, then, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the commencement date (that is, more than two years from July 19, 2011) and more than one year after the exercise of the option (this rule applies if you do not exchange your incentive stock options for new RSUs). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

Non-statutory Stock Options

        Most eligible options are non-statutory options (meaning they are not incentive stock options, which are discussed above). Under current law, an option holder who is a U.S. taxpayer generally will not realize taxable income upon the grant of a non-statutory stock option. When you exercise a non-statutory stock option, you generally will have ordinary income to the extent the fair market value of the shares you receive on the date of exercise is greater than the exercise price you pay. If the exercise price of a non-statutory stock option is paid in shares of our common stock or a combination of cash and shares, the excess of the value (on the date of exercise) of the shares received on the date of exercise over the value of the shares surrendered or the cash paid and shares surrendered generally will be ordinary income taxable to you.

        Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year. The holding period for the shares generally will begin just after the time of exercise. The amount of such gain or loss will be the difference between (1) the amount realized upon the sale or exchange of the shares and (2) the value of the shares at the time of exercise.

        If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-statutory stock option generally will constitute wages for which applicable federal, state and local income taxes and Social Security and Medicare tax withholdings will be required.

Material Non-U.S. Tax Consequences

        The tax consequences for employees employed by us outside of the United States and employees otherwise subject to income tax and social insurance contributions outside of the United States may differ from the U.S. federal income tax consequences summarized above and will depend on the tax rules and regulations in the applicable jurisdiction. Please see Schedules C through J to this Offer to Exchange (as applicable) for more information.

        We strongly recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer. In addition, if you are a resident of more than one country or have performed services to Scientific Games and its subsidiaries in more than one country since the time of grant of an eligible option, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your personal legal counsel, accountant, financial and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 15.    Extension of Offer; Termination; Amendment.

        We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered eligible options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the completion date, we also will extend your right to withdraw tenders of eligible options until such delayed completion date. In the case of an extension, we will issue a press release, email or other form of communication no later than 9:00 a.m. EDT on the next U.S. business day following the previously scheduled completion date.

        We also reserve the right, in our discretion, before the completion date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of eligible options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, before the completion date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

        The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of eligible options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least ten U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 11:59 PM, EDT. References to 11:59 PM on a specified day refer to the end of that day.

Section 16.    Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any personal legal counsel, accountant, financial and/or tax advisor(s) consulted or retained by you in connection with this offer.

Section 17.    Additional Information.

        This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

  1.
  our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, filed with the SEC on March 1, 2011;

  2.
  our definitive Proxy Statement on Schedule 14A for our 2011 Annual Meeting of Stockholders, filed with the SEC on April 25, 2011;

  3.
  our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2011, filed with the SEC on May 10, 2011;

  4.
  our Current Reports on Form 8-K filed with the SEC on March 14, 2011, April 27, 2011, May 13, 2011 and June 9, 2011; and

  5.
  the description of our Class A Common Stock contained in our latest registration statement with respect to such Class A Common Stock filed under Section 12 of the Exchange Act with the SEC on January 28, 2002, including any amendment or report filed for the purpose of updating such description.

        We also recommend that you review our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2011, which we expect to file on or before August 9, 2011.

        These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov.

        Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Secretary or by calling us at (212) 318-9198.

        If you have any questions regarding this offer, please contact the Human Resources Department at (770) 825-4578 or by email at sgequityadmin@scienticgames.com.

        The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

Section 18.    Miscellaneous.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your eligible options pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

Scientific Games Corporation

July 19, 2011,
as amended August 5, 2011

 SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF SCIENTIFIC GAMES CORPORATION

        Our executive officers and directors as of June 30, 2011 are set forth in the following table:

Name	Position
A. Lorne Weil	Chief Executive Officer, Chairman of the Board and Director
David L. Kennedy	Chief Administrative Officer, Vice Chairman and Director
Michael R. Chambrello	Chief Executive Officer—Asia-Pacific Region and Director
Jeffrey S. Lipkin	Senior Vice President and Chief Financial Officer
Ira H. Raphaelson	Vice President, General Counsel and Secretary
Larry A. Potts	Vice President, Chief Compliance Officer and Director of Security
Robert C. Becker	Vice President and Treasurer
Stephen L. Gibbs	Vice President, Corporate Controller and Chief Accounting Officer
James B. Trask	Senior Vice President and President of Printed Products Group (SGI)
William J. Huntley	Senior Vice President and President of Lottery Systems Group (SGI)
Stephen Frater	Executive Chairman—Global Draw & Games Media
Steven W. Beason	Vice President and Enterprise Chief Technology Officer
James C. Kennedy	Senior Vice President and Chief Marketing Officer (SGI)
Peter A. Cohen	Vice Chairman and Director
Gerald J. Ford	Director
J. Robert Kerrey	Director
Ronald O. Perelman	Director
Michael J. Regan	Director
Barry F. Schwartz	Director
Frances F. Townsend	Director
Eric M. Turner	Director

        The address of each executive officer and director is:

    Scientific Games Corporation
    750 Lexington Avenue, 25th Floor
    New York, New York 10022

        Our executive officers and members of our Board of Directors are eligible to participate in this offer, although the terms of participation (in particular, exchange ratios) vary for directors (including executive officers who are also directors).

 SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF
SCIENTIFIC GAMES CORPORATION

        The following summary financial information has been derived from and should be read in conjunction with our consolidated financial statements for the year ended December 31, 2010, the notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2010, and "Part I. Financial Information" of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which documents are incorporated by reference in this Offer to Exchange.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION
(In thousands, except per share amounts)

	Year Ended	Year Ended	Quarter Ended	Quarter Ended
	December 31, 2010	December 31, 2009	March 31, 2011	March 31, 2010
			(Unaudited)	(Unaudited)
Net Revenues	$882.499	$927,749	$196,656	$216,339
Income (Loss) from Operations	58,736	(27)	14,353	21,503
Income (Loss) Before Income Taxes	(5,313)	(26,332)	(1,758)	6,619
Net Income (Loss)	$(149,201)	$(39,879)	$(6,932)	$4,887

Net Income (Loss) per Share:
Basic	$(1.61)	$(0.43)	$(0.08)	$0.05

Diluted	$(1.61)	$(0.43)	$(0.08)	$0.05

Weighted Average Shares:
Basic	92,666	92,701	91,886	93,993

Diluted	92,666	92,701	91,886	94,662

CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands)

	March 31, 2011	December 31, 2010	December 31, 2009
	(Unaudited)
Current Assets	$397,607	$413,665	$672,728
Non-Current Assets	1,808,254	1,737,873	1,619,064

Total Assets	$2,205,861	$2,151,538	$2,291,792

Current Liabilities	$213,481	$195,998	$225,203
Non-Current Liabilities	1,508,265	1,502,882	1,446,831

Total Liabilities	1,721,746	1,698,880	1,672,034
Total Stockholders' Equity	484,115	452,658	619,758

Total Liabilities and Stockholders' Equity	$2,205,861	$2,151,538	$2,291,792

 SCHEDULE C

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

        The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in the United Kingdom. This summary is based on the tax laws in effect in the United Kingdom as of July 2011. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at the time of the exchange of your eligible options or the grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in the United Kingdom.

        Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2011 and Scientific Games' current practice in relation to recharging costs of its equity awards in the United Kingdom. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate Scientific Games' recharge of its cost related to the new RSUs to the local employer.

        If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the U.K., the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

        You should not be subject to income tax, national insurance contributions or capital gains tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the offer. This is because current guidance set forth by Her Majesty's Revenue and Customs ("HMRC") should treat the exchange of the options for the RSUs (which are not yet vested) as an exchange of one right to acquire employment-related securities for another such right for the purposes of section 483 of the Income Tax (Earnings and Pensions) Act 2003 and Section 237A of the Taxation of Chargeable Gains Act 1992.

Grant of New RSUs

        You should not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

        You will be subject to income tax and employee national insurance contributions ("NICs") when the new RSUs vest. The taxable amount will be the fair market value of the shares issued to you at vesting.

Sale of Shares

        When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax if your total capital gains in the tax year of disposal exceed the annual exemption amount (£10,600 for the tax year April 6, 2011 to April 5, 2012), in which case you will be subject to tax at a flat rate of 28% on the difference between the sale price and the fair market value of the shares at vesting.

        Please note that, when you sell any shares acquired at vesting, you may need to take into account the share-identification rules in calculating your capital gains tax liability, particularly if you have acquired Scientific Games shares from other sources. Please consult your legal counsel, accountant, financial and/or tax advisor(s) to determine how share-identification rules may apply in your particular situation.

Withholding and Reporting

        Your employer will calculate the income tax and employee NICs due at the vesting of new RSUs and account for these amounts to HMRC. Your employer will account for and withhold any applicable income tax and employee NICs under the Pay As You Earn system or by any other means set forth in your RSU agreement and/or the Plan.

        If a sufficient amount is not withheld, you must reimburse your employer for the income tax due within 90 days of the vesting of the new RSUs to avoid further tax consequences. If the employee does not reimburse the employer within this time, the outstanding tax will itself be treated as additional earnings and will be subject to income tax and employee NICs.

        Your employer also is required to report the grant and vesting of the new RSUs, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.

        In addition to your reporting obligations to your employer, you are responsible for reporting any income resulting from the vesting of the new RSUs and the sale of shares on your annual tax return. You also are responsible for paying any tax resulting from the sale of shares.

 SCHEDULE D

GUIDE TO TAX ISSUES IN GERMANY

        The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Germany. This summary is based on the tax laws in effect in Germany as of July 2011. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Germany.

        Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2011 and Scientific Games' current practice in relation to recharging costs of its equity awards in Germany. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate Scientific Games' recharge of its cost related to the new RSUs to the local employer.

        If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

        We believe that you will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the option exchange, although there is no clear guidance set forth in the Germany Income Tax Act.

Grant of New RSUs

        You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

        You will be subject to income tax and social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not already reached the applicable contribution ceiling), when the new RSUs vest on the fair market value of the shares issued to you at vesting.

        The new RSUs may not be eligible for any favorable tax treatment. By contrast, your eligible options may be eligible for a tax deduction pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), provided they met certain conditions. Therefore, you should carefully consider the tax impact of participating in the offer. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine whether this deduction may apply at vesting of the new RSUs.

Sale of Shares

        When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gains at a flat rate of 25% (plus 5.5% solidarity surcharge and church tax, if applicable), provided you do not own 1% or more of Scientific Games' stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. Please note that you may elect to be taxed at your marginal tax rate if the 25% flat rate exceeds your marginal tax rate. The amount subject to tax, whether at the flat rate or at your marginal tax rate, will be the difference between the sale price and the fair market value of the shares issued at vesting. A savers' allowance (Sparer-Pauschbetrag) of €801 for unmarried persons, or €1,602 for married couples filing jointly, will be applicable for all investment income (including the taxable gain from the sale of shares). This saver's allowance covers expenses related to the generation of income (Werbungskosten), such as securities account fees, which will not be deductible from the final withholding tax or tax assessment procedures.

Withholding and Reporting

        Your employer will withhold and report income tax, and social insurance contributions, including a solidarity surcharge and church tax (to the extent applicable), when the new RSUs vest. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

 SCHEDULE E

GUIDE TO TAX ISSUES IN IRELAND

        The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Ireland. This summary is based on the tax laws in effect in Ireland as of July 2011. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Ireland.

        Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2011 and Scientific Games' current practice in relation to recharging costs of its equity awards in Ireland. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate Scientific Games' recharge of its cost related to the new RSUs to the local employer.

        If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

        We believe that you will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the option exchange, although there is no clear guidance set forth in the in the Taxes Consolidation Act, 1997 or by the Ireland Revenue Commissioners.

Grant of New RSUs

        You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

        You likely will be subject to income tax when the new RSUs vest on the fair market value of the shares issued to you at vesting. You may be subject to social insurance ("PRSI") contributions on this amount.

        In addition, a Universal Social Charge ("USC") of 2% to 7% (depending on your annual income) applies to your gross income from all sources, including the income at vesting of the new RSUs. Certain limited exemptions apply. Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) for further details about the income levy.

Sale of Shares

        When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax to the extent any gain exceeds the annual exemption (currently €1,270). The taxable amount will be the difference between the net sale price and the cost basis of the shares. The cost basis of the shares will be the fair market value of the shares at the date of vesting. You are responsible for paying any capital gains tax that may arise on disposal of the shares. It will also be necessary to include this information in your tax return for the relevant tax year.

Withholding and Reporting

        Your employer is not required to withhold income tax, USC and PRSI (where applicable) when the new RSUs vest. Your employer is required to report the details of the option exchange and may be required to report the details of the new RSUs to the Revenue Commissioners at grant and at vesting.

Director Notification Obligation

        If you are a director, shadow director1 or secretary of one of Scientific Games' majority-owned subsidiaries in Ireland, you must notify the Irish subsidiary in writing within five business days of (i) disposing of an interest in Scientific Games (e.g., exchange of eligible options.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).

1
A shadow director is an individual who is not on the board of directors of the Irish subsidiary but who has sufficient control so that the board of directors of the Irish subsidiary acts in accordance with the directions or instructions of the individual.

 SCHEDULE F

GUIDE TO TAX ISSUES IN SWEDEN

        The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Sweden. This summary is based on the tax laws in effect in Sweden as of July 2011. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Sweden.

        Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2011 and Scientific Games' current practice in relation to recharging costs of its equity awards in Sweden. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate Scientific Games' recharge of its cost related to the new RSUs to the local employer.

        If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

        We believe that you will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the option exchange, although there is no clear guidance from the Swedish Tax Agency.

Grant of New RSUs

        You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

        You will be subject to income tax when the new RSUs vest on the fair market value of the shares issued to you at vesting. You will not be required to pay social insurance contributions when the new RSUs vest, but a general pension contribution (to the extent you have not reached already the applicable contribution ceiling) will be collected through income tax withholding.

Sale of Shares

        When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gain you realize at a flat tax rate of 30%. The taxable amount will be the difference between the sale price and the fair market value of the shares at vesting. Alternatively, provided that Scientific Games' shares are listed on an exchange at vesting (e.g., the Nasdaq Global Select Market), you may choose to be taxed on 80% of the sale proceeds.

Withholding and Reporting

        Your employer will withhold and report income tax at the vesting of the new RSUs. Your employer is also required to pay an employer social insurance contribution on the taxable amount at vesting.

        You are legally obligated to inform your employer, by no later than the end of the month following vesting, that the new RSUs have vested and disclose the taxable amount. However, because Scientific Games will be withholding to cover your tax liability at vesting, you will not need to make this report to your employer if you resided in Sweden from the grant to the vesting date. If you transfer out of Sweden after the date the new RSUs are granted, please notify your employer of any vesting event. You are responsible for reporting the taxable income from the vesting of the new RSUs on your annual tax return and for paying any additional taxes due if your tax liability exceeds the amount withheld. You also are responsible for reporting and paying any tax resulting from the sale of your shares.

 SCHEDULE G

GUIDE TO TAX ISSUES IN CANADA

        The following is a general summary of the material federal tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Canada. This summary is based on the federal tax laws in effect in Canada as of July 2011. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. In particular, you should note that, although most provinces use the same definitions of income and taxable income as is used at the federal level, Quebec imposes its own income tax through comprehensive tax legislation. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at grant or vesting of the new RSUs or when you sell shares acquired upon the settlement of your vested RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs in Canada.

        Please note that the information contained in this summary related to withholding and reporting requirements for any income you receive as a result of your new RSUs is based on the laws in effect as of July 2011 and Scientific Games' current practice in relation to recharging costs of its equity awards in Canada. The withholding and reporting requirements may change in the future due to tax law changes or to accommodate Scientific Games' recharge of its cost related to the new RSUs to the local employer.

        If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Further, if you have been resident in different countries at any point since the grant of your eligible options or if you become resident in different countries between the grant and vesting of the new RSUs, the tax information in this supplement may apply differently to you and the tax consequences of participating in the offer may be different and possibly less favorable for you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange and Grant of New RSUs

        The tax treatment of the exchange of eligible options for the grant of new RSUs is uncertain. The Income Tax Act of Canada provides for a tax-free exchange if the value of the underlying securities immediately before the exchange less the exercise price is not less than the value of the underlying securities to be received by you at the time of the exchange. Because the eligible options are underwater, it is unlikely that you will qualify for this tax-free exchange status.

        Instead, it is likely that the Canada Revenue Agency (the "CRA") will treat the exchange as one transaction which is a taxable exchange of employee stock options in exchange for the grant of new RSU's. Thus, for the purposes of this summary, it is assumed that the exchange will qualify as one transaction under Canadian tax law and accordingly, you will have disposed of your eligible options for consideration equal to the value of the RSU's.

        Therefore, you will be subject to income tax and Canada Pension Plan ("CPP") contributions (to the extent you have not already reached the applicable contribution ceiling) upon the exchange of eligible options for the grant of new RSU's. You will be taxed on the value of the new RSUs on the grant date of the new RSUs ("new RSU grant date"). However, if your eligible options qualify for favorable tax treatment under federal law in Canada, you may be entitled to deduct one-half of this amount when computing the taxable income. Your eligible options will generally qualify for favorable tax treatment if (i) the exercise price is equal to or greater than the fair market value of the shares at the time the options were granted, and (ii) the shares underlying the options are considered "prescribed" shares (which should be the case). For the purpose of determining the value of the new RSUs, we will use standard valuation techniques with which the CRA may or may not agree.

        Please note that, if you terminate your active service before the new RSUs received in the option exchange vest and, therefore, the new RSUs are forfeited, you likely will not be entitled to a refund of the amount on which you paid tax at the time of the new RSU grant date. However, you should realize a capital loss from the disposition of your right to receive the new RSUs and should be able to offset one-half of this loss against any capital gain realized in the same year, the preceding three years or any subsequent year. Since you will not have any proceeds of disposition, the amount of your capital loss should be the value of the eligible options at the time of the option exchange, which is considered your cost of receiving the right to the new RSUs.

        You should note that if you do not participate in the offer, your eligible options may qualify for favorable tax treatment in Canada, in which case you would be able to exclude one-half of the income you realize upon exercise of the eligible options (i.e., one-half of the difference between the exercise price and the fair market value of the shares at exercise) from taxation.

        However, no such favorable tax treatment applies to RSUs. Therefore, before you decide to participate in the offer, you should carefully consider the difference between how options and RSUs are taxed in Canada, as well as the fact that you will be subject to tax at the time of the new RSU grant date, as described above.

        You will be subject to income tax and CPP contributions when the new RSUs vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you, less the value of the eligible options exchanged for the new RSUs. The value of the eligible options will be calculated using standard valuation techniques (e.g., Black Scholes) with which the CRA may or may not agree.

Sale of Shares

        When you subsequently sell any shares acquired at vesting, you will be subject to tax on any gain you realize. The taxable gain should be one-half of the amount by which the sale price exceeds the total of the adjusted cost base of the shares (i.e., their value when the new RSUs vested) and any brokerage costs you incurred on the sale.

        One-half of any loss arising from the sale of the shares may be deducted from any taxable gain for the year, the previous three years, or any subsequent tax year.

Withholding and Reporting

        Your employer will withhold income tax and CPP contributions (if applicable) at the time of the new RSU grant date and at the vesting of the new RSUs. Withholding will be made from your regular pay. Your employer will also report the income recognized at the time of the new RSU grant date and at vesting to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February of the year following the year in which the taxable event occurs. It is your responsibility to report and pay any tax resulting from the sale of shares.

 SCHEDULE H

GUIDE TO TAX ISSUES IN AUSTRIA

        The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Austria. This summary is based on the tax laws in effect in Austria as of July 2011. We have not obtained a tax ruling or other confirmation from the tax authorities in Austria with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new RSUs are granted, the new RSUs vest, or you sell shares of common stock acquired upon vesting of the new RSUs.

        If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the "original grant country"), but you now reside in or are otherwise subject to tax in a different country (the "new country"), you may be subject to tax in connection with the new RSUs granted pursuant to the option exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

        You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the option exchange.

Grant of New RSUs

        You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

        You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting. You may also be subject to other payroll taxes when the new RSUs vest, including contributions to the fund for the promotion of house building and contributions to the chamber of commerce.

        Please note that the Austrian Income Tax Act provides favorable tax treatment if certain conditions are met. Please contact your personal tax advisor to determine if this treatment applies to your specific situation.

Sale of Shares

        Regardless of the holding period, the sale of the shares is subject to 25% income tax and upon application half your income tax rate.

        Income that is not subject to wage tax withholding is exempt from income tax provided it does not exceed €730 per annum (see below).

        Income derived from investments is exempt from income tax provided it does not exceed €22 per annum (see below).

Withholding and Reporting

        Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest and shares are issued to you. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax. You are also responsible for reporting and paying any tax resulting from the sale of your shares or the receipt of any dividends by the end of April in the year following the year of sale/receipt.

 SCHEDULE I

GUIDE TO TAX ISSUES IN HUNGARY

        The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Hungary. This summary is based on the tax laws in effect in Hungary as of July 2011. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at the time of the exchange of your eligible options or the grant or vesting of the new RSUs or when you sell shares acquired upon settlement of your new RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs.

        If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident in Hungary, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

        We believe that you will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the option exchange, although there is no clear guidance set forth by the Hungarian tax authorities.

Grant of New RSUs

        You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

        You will be subject to personal income tax at the rate of 16% when the new RSUs vest and the shares are issued to you. If the new RSUs vest in 2012, the taxable amount will be 113.5% of the fair market value of the shares issued to you at vesting. After 2012, only 100% of the fair market value of the shares issued to you at vesting shall be taxed at the rate of 16% (if tax laws do not change by then).

        In addition, you will be subject to health care contributions of 27%.

Sale of Shares

        When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on the difference between the sale price and the market value of the disposed shares at vesting. The capital gain is taxable at a rate of 16% and, depending on the form of such disposal, health care contribution may apply up to a yearly amount of HUF 450,000.

Withholding and Reporting

        Please note that you will receive taxable income from a non-Hungarian entity at vesting; consequently, the tax and health care charges referred to under the heading "—Vesting of New RSUs" will not be withheld and you will be responsible for paying them as set out above. You should also keep all receipts in connection with the transaction for five years, as these receipts must be presented to the Hungarian tax authorities upon request.

 SCHEDULE J

GUIDE TO TAX ISSUES IN AUSTRALIA

        The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Australia. This summary is based on the tax laws in effect in Australia as of July 2011. This summary is necessarily general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retrospective basis. As a result, the information contained in this summary may be outdated at the time that the new RSUs are granted, the RSUs vest or when you sell shares acquired upon settlement of your new RSUs.

        If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or your employment with the Company or its subsidiaries is provided in more than one country, the information contained in this summary may not be applicable to you. Further if you have been a resident in different countries at any point since the grant of your eligible options or if you become a resident in different countries between the grant and vesting of the new RSUs, the tax information in this section may apply differently to you and the tax consequences of participating in the offer may be different and possibly less favourable for you.

        You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation. In the discussion below, we assume you hold the new RSUs and any shares for the long term and not as a share trader.

Cancellation of eligible options in exchange for new RSUs

        If you have previously paid tax in relation to the issue of your eligible options, the cancellation of the options can give rise to a capital loss for you, equal to the cost base that you have in the option (generally the amount of tax you have paid on the option plus any legal costs to acquire the option). This capital loss can be offset against other Australian capital gains you make in the tax year when the options are cancelled or in a later year. If you have not previously paid tax in relation to the issue of your eligible options, you will not pay any tax on the cancellation of your eligible options.

Grant of new RSUs

        You will not be subject to tax when the new RSUs are granted to you.

Vesting of new RSUs

        You will be subject to income tax in the income year when the new RSUs vest and you are no longer at risk of losing the RSUs. Tax is payable on the market value of the RSU at the time it vests. Once the RSU has been taxed under the employee share scheme rules, the RSU is taken to have been acquired (or re-acquired) at its market value and it is then taxed under the capital gains tax ("CGT") regime.

Disposal of shares

        If you sell shares received as a result of the settlement of RSUs, you will be subject to capital gains tax if the amount received for the sale is more than your cost base in the shares.

        If you hold the shares in your name for 12 months you may be eligible for the 50% CGT discount.

        The RSU is taken to have been re-acquired immediately after the time it vested. This resets the cost base of the RSU to its market value at this time, and resets the acquisition time, which will be relevant to your eligibility for the 50% CGT discount.

Withholding and reporting

        The employer is required to give a statement to the Australian Taxation Office and to each eligible employee which sets out information about RSUs issued during the year.

        You must give the employer your Tax File Number or an Australian Business Number or the employer will be required to withhold tax at a rate of 46.5% of the amount which is taxable to you.

QuickLinks

  Exhibit (a)(1)(i)
IMPORTANT
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR RESTRICTED STOCK UNITS TABLE OF CONTENTS
SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
RISKS OF PARTICIPATING IN THE OFFER
THE OFFER TO EXCHANGE
  Section 1. Eligibility.
  Section 2. Number of New RSUs Offered in the Option Exchange; "All-or-None" Participation Requirement; Completion Date; Acceptance Date; Evaluating Whether to Participate in the Offer.
  Section 3. Purposes of the Offer and Reasons for Structure of the Offer.
  Section 4. Procedures for Electing to Exchange Options.
  Section 5. Withdrawal Rights and Change of Election.
  Section 6. Acceptance of Options for Exchange; Grant of New RSUs.
  Section 7. Conditions of the Offer.
  Section 8. Price Range of Shares Underlying Eligible Options.
  Section 9. Source and Amount of Consideration; Terms of New RSUs.
  Section 10. Information Concerning Scientific Games.
  Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.
  Section 12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.
  Section 13. Legal Matters; Regulatory Approvals.
  Section 14. Material Income Tax Consequences.
  Section 15. Extension of Offer; Termination; Amendment.
  Section 16. Fees and Expenses.
  Section 17. Additional Information.
  Section 18. Miscellaneous.
SCHEDULE A INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF SCIENTIFIC GAMES CORPORATION
SCHEDULE B SUMMARY FINANCIAL INFORMATION OF SCIENTIFIC GAMES CORPORATION
SCHEDULE C GUIDE TO TAX ISSUES IN THE UNITED KINGDOM
SCHEDULE D GUIDE TO TAX ISSUES IN GERMANY
SCHEDULE E GUIDE TO TAX ISSUES IN IRELAND
SCHEDULE F GUIDE TO TAX ISSUES IN SWEDEN
SCHEDULE G GUIDE TO TAX ISSUES IN CANADA
SCHEDULE H GUIDE TO TAX ISSUES IN AUSTRIA
SCHEDULE I GUIDE TO TAX ISSUES IN HUNGARY
SCHEDULE J GUIDE TO TAX ISSUES IN AUSTRALIA